EXHIBIT 4.10
CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS BEEN
OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED WITH RESPECT TO THE OMITTED PORTION.
Dated 20 January 2010_
POSTERSCOPE ADVERTISING LIMITED
and
AEGIS MEDIA PACIFIC LTD.
and
MEDIA PORT HOLDINGS LIMITED
and
CHARM COMMUNICATIONS INC.
and
POSTERSCOPE (HONG KONG) LIMITED

Joint Venture Agreement
regarding
Posterscope (Hong Kong) Limited
(to be renamed “VHC Hong Kong Limited”)
and
(Beijing Vizeum Advertising Co. Ltd.)

THIS JOINT VENTURE AGREEMENT is made on 20 January 2010
BETWEEN:
(1)	POSTERSCOPE ADVERTISING LIMITED (“PAL”), a company incorporated under the laws of Hong Kong with its registered office as at the date hereof at 16th Floor, 633 King’s Road, North Point, Hong Kong;
(2)	POSTERSCOPE (HONG KONG) LIMITED (the “Company”), a company incorporated under the laws of Hong Kong with its registered office as at the date hereof at 16th Floor, 633 King’s Road, North Point, Hong Kong;
(3)	MEDIA PORT HOLDINGS LIMITED (“Media Port”), a company incorporated under the laws of the British Virgin Islands with its registered office as at the date hereof at P.O. Box 957, Offshore Incorporations Centre, Road, Town, Tortola, British Virgin Islands;
(4)	CHARM COMMUNICATIONS INC. (“Charm”), a company incorporated under the laws of the Cayman Islands with its registered office as at the date hereof at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands; and
(5)	AEGIS MEDIA PACIFIC LTD. (“Aegis”), a company incorporated and existing under the laws of England and Wales with an office situated at Parker Tower, 43 – 49 Parker Street, London, England, WC2B 5P5.
RECITALS:
(A)	As at the date hereof, PAL is the registered and beneficial owner of 100 fully paid up ordinary shares of HK$1.00 each in the issued share capital of the Company representing 100% of the total issued share capital of the Company. The particulars of the Company as at the date hereof are set out in Schedule 1.

(B)	The audited financial statements of the Company for the period from 1 January 2007 to 31 December 2008 (the “Company’s Audited Accounts”) and the unaudited management accounts of the Company for the period from 1 January 2009 to 30 November 2009 (the “Company’s Management Accounts”) are attached hereto as Exhibits 1 and 2, respectively, (collectively, the “Company’s Accounts”).

(C)	(Beijing Vizeum Advertising Co. Ltd.) (“Beijing Vizeum”) is a wholly foreign-owned enterprise established in the PRC and a direct wholly-owned subsidiary of Aegis Group plc. The particulars of Beijing Vizeum as at the date hereof are set out in Schedule 2.

(D)	The audited financial statements of Beijing Vizeum for the period from 1 January 2007 to 31 December 2008 (“Beijing Vizeum’s Audited Accounts”) and the unaudited management account of the Company for the period from 1 January 2009 to 30 November 2009 (“Beijing Vizeum’s Management Accounts”) are attached hereto as Exhibits 3 and 4, respectively (collectively, “Beijing Vizeum’s Accounts”).

(E)	Aegis Group plc. and the Company have executed and delivered all documents relating to the transfer of the legal title (the “Transfer of Vizeum Title”) in Aegis Group plc’s rights and interest in Beijing Vizeum to the Company. The Transfer of Vizeum Title is subject only to the approval by and registration with the relevant authorities in the PRC. Upon completion of the Transfer of Vizeum Title, Beijing Vizeum will become a direct wholly-owned subsidiary of the Company.

(F)	PAL and Media Port wish to enter into a joint venture, owned as to sixty per cent (60%) by Media Port and forty per cent (40%) by PAL, to carry on the business of media planning and buying on behalf of advertising clients or their advertising agents in the PRC (the “Joint Venture”), and PAL and Media Port wish to form the Joint Venture using the Company and Beijing Vizeum.

(G)	In the event that the Transfer of Vizeum Title cannot take place for any reason, PAL and Media Port shall use their best endeavours by 30 June 2010 to form the Joint Venture utilizing an alternative structure to that contemplated herein with the intent that Media Port shall own sixty per cent (60%) and PAL shall own forty per cent (40%), directly or indirectly, of a company in the PRC holding a business licence allowing that company to engage in the business of the Joint Venture as described in Recital F above.

(H)	Pending the completion of the Transfer of Vizeum Title, Media Port will acquire from the Company a beneficial interest in and to Sixty per cent (60%) of the business of the Company comprising of an undivided interest in the assets and liabilities of the Company.

(I)	On or prior to Closing – Beneficial Interest, the Company will issue and allot to PAL and PAL has agreed to subscribe from the Company an additional Three Hundred (300) ordinary shares at par value of HK$1.00 each in the share capital of the Company at the subscription price of HK$1,233,387.00.

(J)	Upon the completion of the Transfer of Vizeum Title, the Company has agreed to issue and allot to Media Port and Media Port has agreed to subscribe from the Company Six Hundred (600) ordinary shares of HK$1.00 each in the share capital of the Company which would represent 60% of the total issued share capital of the Company (the “Subscribed Shares”) subject to the terms and conditions hereinafter contained whereupon the interests of Media Port in the beneficial interest in and to the Company shall merge with its ownership of the legal title in the Company through the Subscribed Shares.

(K)	Charm is the sole registered and beneficial shareholder of Media Port and agrees to enter into this Agreement to guarantee the obligations of Media Port hereunder.

(L)	Aegis is an Affiliate of PAL and agrees to enter into this Agreement to guarantee the obligations of PAL hereunder.

(M)	The Transfer of Vizeum Title (pending the approval by and registration with the relevant authorities in the PRC) are entered into contemporaneously with the investment in Charm by Aegis with the intent that the investment by Aegis in Charm and the formation of the joint venture with Media Port through the Company, or as may otherwise be structured as contemplated by Recital G above, are part of the same overall transaction.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties agree as follows:
1. DEFINITIONS AND INTERPRETATION
1.1	In this Agreement (including the Recitals) the following words and expressions shall (except where context otherwise requires) have the following meanings:

“Aegis Group”	means the group of companies comprising the Aegis Group plc and its subsidiaries. The expression “member of the Aegis Group” shall be construed accordingly.

“Aegis”	has the meaning ascribed to it in the Preamble.

“Affiliate”	in respect of any specified person or entity, means a person that directly or indirectly Controls, is Controlled by or is under common Control with such specified person or entity.

“Beijing Vizeum”	has the meaning ascribed to it in Recital (C).

“Beijing Vizeum’s Accounts”	has the meaning ascribed to it in Recital (D).

“Beijing Vizeum’s Audited Accounts”	has the meaning ascribed to it in Recital (D).

“Beijing Vizeum’s Management Accounts”	has the meaning ascribed to it in Recital (D).

“Beneficial Interest”	has the meaning ascribed to it in Clause 2.1.

“Business Days”	means a day (not being a Saturday or Sunday) on which banks are open for general banking business in Hong Kong.

“Charm Share Subscription Agreement”	means the subscription agreement dated as of 20 January 2010 made between Aegis, Merry Circle Trading Limited, Mr. Dang and Charm in respect of the shares of Charm.

“Charm Shareholders’ Agreement”	means the second amended and restated shareholders’ agreement dated as of 20 January 2010 made, inter alia, between Aegis, Mr. Dang and Charm.

“Charm Transaction Agreements”	means the Charm Share Purchase Agreement, Charm Shareholders’ Agreement and the documents and agreements contemplated therein.

“Closing”	means Closing — Beneficial Interest or Closing — Title.

“Closing — Beneficial Interest”	means the completion of the declaration of vesting of beneficial interest in and to 60% of the assets and liabilities of the Company contemplated herein.

“Closing — Title”	means the completion of the subscription for the Subscribed Shares contemplated herein.

“Closing Date”	means Closing Date — Beneficial Interest or Closing Date — Title.

“Closing Date — Beneficial Interest”	means 20 January 2010 or such other date as the Company and Media Port may mutually agree.

“Closing Date — Title”	means the date which is five (5) Business Days following the approval and completion of all steps to register the change in registered owner of Beijing Vizeum to the Company.

“Company”	has the meaning ascribed to it in the Preamble.

“Company’s Accounts”	has the meaning ascribed to it in Recital (B).

“Company’s Audited Accounts”	has the meaning ascribed to it in Recital (B).

“Company’s Management Accounts”	has the meaning ascribed to it in Recital (B).

“Control”	means, in relation to any person at any time, the power (whether directly or indirectly and whether by ownership of share capital, possession of voting power, contract or otherwise) to appoint the majority of the members of the governing body or management, or otherwise to control the affairs and policies of that other person.

“Deed of Non-Competition”	means the deed of non-competition to be executed by Mr. Dang in the form set out in Exhibit 7.

“Disclosed”	means matters expressly set out in this Agreement (including the Schedule and Exhibits), the Company’s Accounts, Beijing Vizeum’s Accounts or the Disclosure Letter.

“Disclosure Letter”	means the letter by PAL and the Company to Media Port on or before the execution and delivery of this Agreement, attached hereto as Schedule 6; unless otherwise indicated therein, all capitalized terms used in the Disclosure Letter shall have the meanings ascribed to them in this Agreement.

“Employees”	has the meaning ascribed to it in Clause 7.1.7.

“Encumbrance(s)”	means any interest or equity (including any retention of title, right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, claim or assignment or any other encumbrance, priority or security interest or arrangement of whatsoever nature.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong GAAP”	means the generally accepted accounting principles applicable in Hong Kong, consistently applied.

“ICC Rules”	has the meaning ascribed to it in Clause 11.

“Investment Amount”	has the meaning ascribed to it in Clause 2.1.

“Joint Venture”	has the meaning ascribed to it in Recital (F).

“Macau”	means the Macau Special Administrative Region of the People’s Republic of China.

“Mr. Dang”	means Mr. Dang He, a PRC citizen with PRC Passport Number G38016389.

“PRC”	means for the purpose of this Agreement, the People’s Republic of China excluding Hong Kong and Macau.

“PRC GAAP”	means the generally accepted accounting principles promulgated and in effect from time to time applicable in the PRC, consistently applied.

“Renminbi” or “RMB”	means the lawful currency of the PRC.

“Shareholders Agreement”	means the shareholders agreement to be entered into between Media Port, PAL, the Company, Charm and Aegis, in such form and substance as set out in Exhibit 5.

“Subscribed Shares”	has the meaning ascribed to it in Recital (J).

“Transfer of Vizeum Title”	has the meaning ascribed to it in Recital (E).

“Warranties”	means the representations and warranties given by PAL and the Company to Media Port as more particularly set out in Clause 7.
1.2	In this Agreement, words and expressions defined in the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) shall bear the same meaning as in that Ordinance.

1.3	In this Agreement, save where the context otherwise requires:
1.3.1	a reference to a statute or statutory provision shall include a reference:
(a)	to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision;

(b)	to any repealed statute or statutory provision which it re-enacts (with or without modification); and

(c)	any subordinate legislation made under the relevant statute.
1.3.2	words in the singular shall include the plural, and vice versa;

1.3.3	the masculine gender shall include the feminine and neutral and vice versa;

1.3.4	a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person’s executors or administrators;

1.3.5	a reference to a clause, sub-clause, and Schedule and Exhibit shall be a reference to a clause, sub-clause, Schedule and Exhibit (as the case may be) of or to this Agreement;

1.3.6	if a period of time is specified and commences from a given day or the day of an act or event, it shall be calculated inclusive of that day;

1.3.7	references to any legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates in that jurisdiction to the Hong Kong legal term;

1.3.8	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.3.9	all warranties, representations, indemnities, covenants, agreements and undertakings given or entered into by more than one person are given or entered into by them jointly and severally, unless otherwise specified;

1.3.10	the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement;

1.3.11	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms; and

1.3.12	to the extent that it can be qualified, any matter involving more than Five Hundred Thousand Hong Kong Dollars (HK$500,000) shall be deemed to be “material” when such expression is used in this Agreement, and any event, change, action, failure to act, liability, obligation, fact, circumstance, or any similar thing will be deemed to have a “Material Adverse Effect” if the effect thereof, individually or when aggregated with other effects, is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of the Company and/or Beijing Vizeum taken as a whole.
1.4	The designations adopted in the recitals and introductory statements preceding this clause apply throughout this Agreement and the Schedules.

2.	ACQUISITION OF BENEFICIAL INTEREST

2.1	Acquisition of Beneficial Interest. Media Port and PAL agree to form the Joint Venture in the Company by the acquisition by Media Port of Sixty Per Cent (60%) of the Joint Venture for the consideration of Three Million Six Hundred Thousand Renminbi (RMB3,600,000) or its equivalent in Hong Kong dollars (the “Investment Amount”) in cash payable to the Company whereupon the Company shall hold Sixty Per Cent (60%) of all of its undivided assets and liabilities (the “Beneficial Interest”) for the sole and exclusive benefit of Media Port.

2.2	Declaration of Beneficial Interest. The Company hereby declares that from and as of the Closing – Beneficial Interest, it holds the Beneficial Interest as bare trustee and nominee for and on behalf of Media Port. The Company acknowledges that it has no beneficial interest in the Beneficial Interest and all other attributes of the beneficial ownership of the Beneficial Interest shall be and remain in Media Port. Except as expressly provided herein, the Company shall deal with the Beneficial Interest only as expressly directed by Media Port and shall do no act relating to the Beneficial Interest without the express authorization and direction in writing of Media Port. All income and other interests accrued from the Beneficial Interest and all rights to exploit such interests belong beneficially and exclusively to Media Port and the Company has no legal or beneficial interest in the Beneficial Interest or right to make use of the Beneficial Interest or any interests accruing therein except as provided in this Joint Venture Agreement.

2.3	Liabilities of Media Port. Media Port shall be responsible for all expenses, losses, charges, encumbrances or liabilities in any way connected with or related to the Beneficial Interest, and all obligations, responsibilities, acts or omissions pertaining to the Beneficial Interest shall be performed by or be the responsibility of Media Port.

2.4	Indemnification of the Company. Media Port shall indemnify and hold the Company harmless from and against any and all costs, expenses, losses, damages, claims, demands and liabilities that the Company may incur or that may be brought against the Company, as the case may be, by reason of the Company acting in its capacity holding the Beneficial Interest for Media Port or by reason of anything done under the terms of this Agreement relating to the Beneficial Interest.

2.5	Consent to Beneficial Interest. PAL hereby agrees and consents to the Company holding the Beneficial Interest for and on behalf of Media Port as contemplated herein.

3.	ACQUISITION OF TITLE

3.1	Issuance of Company Shares. Upon (i) obtaining the approvals of the transfer of the equity interest in Beijing Vizeum to the Company issued by the State Administration for Industry and Commerce and the Beijing Municipal Commission of Commerce and (ii) completing the registration of such transfer with the Beijing Administration for Industry and Commerce, the Company shall, within five (5) Business Days thereof, issue the Subscribed Shares to Media Port in consideration of the full and complete discharge and release of the obligations of the Company under Clause 2 hereof to effect the Transfer of Title whereupon the Closing – Title shall be completed and the interests of Media Port in the beneficial interest in and to the Company shall be deemed to have merged with its ownership of the legal title in the Company through the Subscribed Shares.

3.2	Subscription. To effect the foregoing, the Company shall be entitled to release the subscription form executed and delivered by Media Port to subscribe for and the Company shall issue and allot to Media Port the Subscribed Shares at a premium as legal and beneficial owner. The Subscribed Shares shall be deemed as having been fully paid by Media Port, and no additional consideration shall be payable by Media Port to the Company upon Closing — Title; provided, that Media Port shall have fully paid the Investment Amount pursuant to Clause 2.1 upon Closing — Beneficial Interest.

4.	CONDITIONS

4.1	Conditions Precedent — Beneficial Interest. The completion of the acquisition of Beneficial Interest is subject to the satisfaction of the following conditions:
4.1.1	the subscription for the shares in Charm pursuant to the Charm Share Subscription Agreement has completed according to the terms and conditions therein contained;

4.1.2	those clients of Beijing Vizeum whose names are set out in Schedule 3 (or such other client(s) as may be substituted by PAL prior to the Closing — Beneficial Interest on the basis of equal or greater revenue contribution to Beijing Vizeum; provided, that such other client(s) shall have entered into media planning, buying and consultancy service agreements or arrangements with Beijing Vizeum prior to the Closing — Beneficial Interest which will come into effect upon the Closing — Beneficial Interest and the Company shall consult with Media Port on the terms and conditions of the service agreements or arrangements before entering into such service agreements or arrangements) remain clients of Beijing Vizeum on the Closing Date — Beneficial Interest and, as of the Closing Date — Beneficial Interest, the agreements or arrangements with such clients of Beijing Vizeum shall remain valid, in full force and effect and binding upon Beijing Vizeum and, to the knowledge of the Company, all other parties thereto.

4.1.3	no order or judgement of any court or governmental, statutory or regulatory body having been issued or made prior to Closing — Beneficial Interest, which has the effect of making unlawful or otherwise prohibiting the consummation of the Transfer of Beneficial Interest contemplated by this Agreement;

4.1.4	all of the Warranties are true and correct in all material respects as of the date of this Agreement and as of the Closing Date – Beneficial Interest as if made as of the Closing Date – Beneficial Interest;

4.1.5	save for any change in the clients of Beijing Vizeum mutually agreed between PAL and Media Port, there has been no change in the business, operation, prospects or condition, financial or otherwise, of the Company or Beijing Vizeum from the date hereof to the Closing Date – Beneficial Interest which results or would reasonably be expected to result in a Material Adverse Effect;

4.1.6	[Reserved]

4.1.7	the Company has delivered to Media Port all of the items expressly required to be delivered to Media Port on or before Closing – Beneficial Interest pursuant to the terms of this Agreement, including but not limited to, those provided for in Clause 5.2.2.
4.2	Conditions Precedent – Subscribed Shares. The completion of the subscription and issuance of Subscribed Shares is subject to the satisfaction of the following conditions:
4.2.1	the subscription for the Subscribed Shares pursuant to the Charm Share Subscription Agreement has completed in accordance with the terms and conditions thereof;

4.2.2	the completion of the following steps required to effect the transfer of the equity interests in Beijing Vizeum to the Company: (i) obtaining the approvals of such transfer issued by the State Administration for Industry and Commerce and the Beijing Municipal Commission of Commerce and (ii) completing the registration of such transfer with the Beijing Administration for Industry and Commerce;

4.2.3	no order or judgement of any court or governmental, statutory or regulatory body having been issued or made prior to Closing – Title, which has the effect of making unlawful or otherwise prohibiting the consummation of the Transfer of Vizeum Title contemplated by this Agreement;

4.2.4	all of the Warranties are true and correct in all material respects as of the date of this Agreement;

4.2.5	the Company and Beijing Vizeum have procured that, to the satisfaction of Media Port acting reasonably, all Related Party Transactions have been settled and discharged in full. For the purpose hereof, the term “Related Party Transactions” shall mean any transactions between the Company and/or Beijing Vizeum on the one hand, and any member of Aegis Group on the other hand, other than transactions expressly provided under this Agreement and those arising in the ordinary course of the Company’s and/or Beijing Vizeum’s businesses conducted on arm’s-length basis and under fair and reasonable terms;

4.2.6	the Company shall have entered into a trademark license agreement with Aegis Trademarks BV for the use of the name and trademark of “Vizeum” in the form and substance attached hereto as Exhibit 6 (the “Trademark License Agreement”); and

4.2.7	the Company shall have issued and allotted to PAL and PAL shall have subscribed from the Company an additional Three Hundred (300) ordinary shares at par value of HK$1.00 each in the share capital of the Company for HK$1,233,387.00.
5.	CLOSINGS

5.1	The Closing — Beneficial Interest shall take place concurrently with the closing under the Charm Share Subscription Agreement, or such other date as the parties hereto may agree. The Closing — Title shall take place within five (5) Business Days after satisfaction of the conditions to the Closing — Title described under Clause 4.2, or such other date as the parties hereto may agree. Each Closing shall take place at such place as the parties hereto may agree, on the respective Closing Dates.

5.2	Upon Closing – Beneficial Interest, the following business shall be transacted:
5.2.1	Media Port shall:
(a)	pay the Investment Amount to the Company; and

(b)	provide the form of subscription for the Subscribed Shares executed by Media Port.
5.2.2	The Company shall deliver to Media Port the following:
(a)	a valid resolution of the board of directors of the Company approving (i) the transactions described under Clause 2, (ii) the resignation of directors as described under Clause 5.2.2(d), and (iii) the appointment of directors designated by Media Port pursuant to Clauses 2.2 of the Shareholders’ Agreement;

(b)	the certificate of incorporation, business registration certificate, memorandum and articles of association, common seal, rubber chop, stamp, minute book, statutory register, share certificate books, ledgers, accounts, bank books, cheque books and bank statements (if applicable) of the Company;

(c)	any other property and documents of the Company which may be in the Company’s possession or under its control;

(d)	such resignation letters from directors and secretary of the Company acknowledging that they have no claim against the Company, if required by Media Port (subject nevertheless to Clauses 2.2 and 2.6 of the Shareholders’ Agreement);

(e)	the register of directors of the Company updated showing that persons nominated by Media Port as directors of the Company have been registered as directors of the Company; and

(f)	resolution required to change all the bank signatories of all bank accounts of the Company to such person(s) as nominated by the Chief Executive Officer and Finance Director of the Company acting jointly.
5.2.3	Media Port, PAL, the Company, Charm and Aegis shall enter into the Shareholders Agreement in respect of the management and governance of the Company and Beijing Vizeum.

5.2.4	Media Port shall deliver the original Deed of Non-Competition duly executed by Mr. Dang to PAL.

5.2.5	Media Port shall pay half (1/2) share of any stamp, transfer or capital duty or other taxes that may be payable on the subscription or issuance of the Subscribed Shares.
5.3	Upon Closing – Title, the following business shall be transacted:
5.3.1	The Company shall deliver to (or regarding Clause 5.3.1(e), procure to be held to the order of) Media Port the following:
(a)	the approval document and foreign-invested enterprise certificate of approval of Beijing Vizeum issued by the Beijing Municipal Commission of Commerce, and the business license of Beijing Vizeum, each evidencing the approval or registration, where applicable, of the transfer of the equity interest in Beijing Vizeum to the Company;

(b)	share certificates representing the Subscribed Shares issued in the name of Media Port;

(c)	valid written resolutions of the sole shareholder of the Company approving the issue of the Subscribed Shares to Media Port hereunder;

(d)	the register of members of the Company updated reflecting the issuance of the Subscribed Shares in the name of Media Port as the registered holders of the Subscribed Shares;

(e)	the business license, foreign-invested enterprise approval certificate, articles of association, tax registration certificate, foreign exchange registration certificate, social insurance registration certificate, company chop, finance chop, minute book, shareholder register, accounts, bank books, cheque books and bank statements (if applicable) of Beijing Vizeum;

(f)	such resignation letters from any directors and legal representative of Beijing Vizeum as may be required to resign in accordance with Clauses 2.2 and 2.6 of the Shareholders Agreement acknowledging that they have no claim against Beijing Vizeum; and

(g)	any other property and documents of each of the Company and Beijing Vizeum which may be in the Company’s possession or under its control.
5.3.2	The Company shall and shall cause Beijing Vizeum to approve the following by their respective directors:
(a)	the resignation of the directors and legal representative of Beijing Vizeum (as the case may be) mentioned in Clause 5.3.1(f);

(b)	such persons nominated by Media Port as directors and legal representative of Beijing Vizeum (as the case may be) shall be so appointed (subject to Clauses 2.2 and 2.6 of the Shareholders’ Agreement); and

(c)	the location of the registered office of the Company shall be changed to such location nominated by Media Port.
6.	POST CLOSING COVENANTS

6.1	Posterscope Trademark. Following the Closing – Beneficial Interest, Media Port hereby covenants with PAL that Media Port shall not, without prior written consent from PAL, use and shall procure that its Affiliates, the Company, the Company’s Affiliates, Beijing Vizeum and any other person authorized by him or them shall not, without the prior written consent from PAL, use the trademarks, service marks, logos, trade names, Internet domain names and corporate names “Posterscope” or or any part thereof, in any of its forms or spellings other variations thereof or resembling the same for any purpose whatsoever.

6.2	[Reserved]

6.3	Company Name. Subject to approval by the Companies Registry of Hong Kong on the use of name, PAL covenants with Media Port that it shall change the name of the Company to “VHC Hong Kong Limited” (or such other name mutually agreed between PAL and Media Port).

6.4	Formation of Joint Venture. If, for any reason, the Closing – Title cannot take place including, but not limited to, if the relevant authorities in the PRC do not approve the transfer of the equity interest in Beijing Vizeum to the Company, then each of PAL and Media Port hereby covenants with each other to use their respective best endeavours by 30 June 2010 to form the Joint Venture with PAL utilizing an alternative corporate structure that achieves the objectives set out in Recital (F).

6.5	Transfer of Clients. Media Port agrees to procure that Charm and its Affiliates shall, by 30 April 2010, transfer all existing clients of Media Port and its Affiliates whose names are set out in Schedule 5 (or such other existing clients of Media Port and its Affiliates as may be substituted by Media Port prior to 30 April 2010 on the basis of equal or greater revenue contribution to Beijing Vizeum; provided that such other existing clients shall have entered into media planning, buying and consultancy service agreements or arrangements with Beijing Vizeum or otherwise with a company in the PRC as agreed between the Company and Media Port effective by no later than 30 April 2010 and Media Port shall consult with PAL on the terms and conditions of the service agreements or arrangements before entering into such service agreements or arrangements) (“Charm’s Designated Clients”) and who have entered into media planning, buying and consultancy service agreements with Beijing Vizeum or otherwise with a company in the PRC as agreed between the Company and Media Port effective by no later than 30 April 2010 and on such terms and conditions mutually agreed between the Company and Media Port.

6.6	Joint Venture Business.
6.6.1	Media Port and Charm shall jointly and severally procure Media Port, Charm and their Affiliates to complete their obligations set out in Clause 6.5 above to the effect that sufficient client agreements or arrangements have been referred or transferred to Beijing Vizeum and/or any of PAL’s Affiliates which would yield to Beijing Vizeum and/or any of PAL’s Affiliates revenues in the calendar year ended 31 December 2010 of ***** or more (representing 60% of the total revenue target for the Company for 2010) (“Charm Revenue Contribution”) on an annualized basis for agreements or arrangements terminating after 31 December 2010 and during the life of the agreement for agreements or arrangements terminating within 2010; (for the avoidance of doubt, the revenue yielded to Guangdong Carat China Media Services (China) Ltd. in the calendar year ended 31 December 2010 resulted from the clients referred by Media Port and/or Charm shall be included when calculating the Charm Revenue Contribution). If, before May 1, 2010, Media Port and Charm have not referred or transferred sufficient client agreements or arrangements to Beijing Vizeum and/or any of PAL’s Affiliates which would yield to Beijing Vizeum and/or any of PAL’s Affiliates revenues in the calendar year ended 31 December 2010 ***** or more, and such failure is not cured by Media and Charm within thirty (30) days after their receipt of written notice of such failure issued by PAL, Media Port and Charm shall be and shall be deemed to have been in material breach of this Agreement.

6.6.2	PAL and Aegis shall, jointly and severally, maintain the clients listed in Schedule 3 as at the Closing Date – Beneficial Interest or substitute such other sufficient client relationships to Beijing Vizeum which would yield to Beijing Vizeum revenues in the calendar year ended 31 December 2010 of ***** or more (representing 40% of the total revenue target for the Company for 2010) on an annualized basis for arrangements terminating after 31 December 2010 and during the life of the arrangement for arrangements terminating within 2010.
6.7	PAL Call Option. PAL shall have the right, but not the obligation, to call Beneficial Interest (if a PAL Option Event occurs prior to Closing – Title) or Shares (if a PAL Option Event occurs on or after Closing – Title), as the case may be, in the Company as follows:
6.7.1	If Media Port or Charm is in breach of any provision under Sections 6.5 and 6.6 of this Agreement (each a “PAL Option Event”), PAL shall have the option, but not the obligation, exercisable on or before 1 July 2010 to require Media Port to sell to PAL such Beneficial Interest or number of shares (as the case may be) in the Company held by it or their Affiliates as PAL may determine at (a) the price equal to the Investment Amount (in the event of the sale of the Beneficial Interest) or (b) the price per share equal to the Investment Amount divided by the number of Subscribed Shares (in the event of sale of the shares in the Company) (adjusted for share splits, consolidations, stock dividends, and similar transactions) paid by Media Port (the “PAL Call Option Notice”).

6.7.2	Subject to the terms and conditions of this Clause 6.7, and if PAL exercises the PAL Call Option by giving Media Port notice in writing, Media Port or its Affiliates shall transfer to PAL such Beneficial Interest or number of shares in the Company (as the case may be) to be purchased by PAL as determined by PAL in the PAL Call Option Notice, and PAL shall pay to Media Port the consideration calculated as mentioned in Section 6.7.1 (“PAL Call Price”).

6.7.3	If PAL exercises the PAL Call Option, the sale and purchase of the Beneficial Interests or shares (as the case may be) in the Company will be completed within (30) days after PAL has given the PAL Call Option Notice to Media Port and at the office of K&L Gates in Hong Kong or such other place as PAL may determine whereupon PAL shall pay the PAL Call Price to Media Port against the delivery by Media Port of the following:
(i)	duly executed instruments of transfer and sold notes (if applicable) in respect of the Beneficial Interests or shares (as the case may be) in the Company to be sold in favour of PAL or its nominee together with share certificates (if applicable) representing same in the name of Media Port or its Affiliates; and

(ii)	half (1/2) share of any stamp duty or transfer duty payable on the sale and purchase of the Beneficial Interest or shares (as the case may be and if applicable) in the Company to be sold.
6.7.4	To enable PAL to exercise any of its rights under this Clause 6.7, Media Port and Charm shall as soon as practicable but in any event before May 1, 2010 deliver to PAL and the Company copies of all client agreements or arrangements entered into pursuant to Clause 6 on or before 30 April 2010.

6.7.5	If PAL exercises the PAL Call Option, each of PAL and Media Port shall be liable for its own share of taxes (other than stamp duty) in relation to the transfer of the Beneficial Interest or shares (as the case may be) pursuant to this Clause 6.7.
7.	WARRANTY AND COVENANTS

7.1	Save as Disclosed as of the date hereof, PAL and the Company hereby, jointly and severally, represent and warrant to Media Port that the matters set forth below are true and accurate as of the date of this Agreement and, the Closing Date — Beneficial Interest:
7.1.1	Accounts

The Company’s Accounts and Beijing Vizeum’s Accounts:

(a)	have been prepared in accordance with (in the case of the Company) Hong Kong GAAP, and (in the case of Beijing Vizeum) PRC GAAP;

(b)	are accurate and, in respect of the Company’s Audited Accounts and the Beijing Vizeum’s Audited Accounts, show a true and fair view of the affairs of the Company and Beijing Vizeum (as the case may be) as at the specified accounting date and of its results for the accounting reference period ended on that date;

(c)	comply with the requirements of all relevant statutes;

(d)	are prepared on consistent basis and policies of accounting; and

(e)	have disclosed all material liabilities or obligations of the Company and Beijing Vizeum that exist on or prior to the date of the Company’s Accounts and Beijing Vizeum’s Accounts (whether accrued, fixed, contingent or otherwise).
7.1.2	Position since Management Accounts Date

Subject to Clause 7.2, since the respective dates of the Company’s Management Accounts and the Beijing Vizeum’s Management Accounts:
(a)	Neither the Company nor Beijing Vizeum has, except in the ordinary course of business, sold, leased, transferred, or assigned any of its respective properties, rights or assets having a value in excess of Five Hundred Thousand Hong Kong Dollars (HK$500,000);

(b)	Save and except as disclosed in Section 7.1.2(b) of the Disclosure Letter, neither the Company nor Beijing Vizeum has, except in the ordinary course of business, entered into any contract or agreed to any waiver of material rights under, material modification, amendment or extension of, any contract requiring or likely to require payments to or from the Company and/or Beijing Vizeum in any one (1) year of more than Five Hundred Thousand Hong Kong Dollars (HK$500,000) and no such contract has been terminated or been the subject of any notice regarding termination;

(c)	Neither the Company nor Beijing Vizeum has, except in the ordinary course of business, increased or modified the compensation or benefits payable or to become payable to any Key Employee (defined under Clause 7.1.7(a)), including modifying or entering into any contract, plan or arrangement relating to employment, compensation, benefits, termination, retention, change-in-control or severance;

(d)	Neither the Company nor Beijing Vizeum has mortgaged, pledged or subjected to any Encumbrances any of its assets having a value in an amount in excess of One Hundred Thousand Hong Kong Dollars (HK$100,000) in any one case or Five Hundred Thousand Hong Kong Dollars (HK$500,000) in the aggregate, other than in connection with expenses incurred in the ordinary course of business;

(e)	Neither the Company nor Beijing Vizeum has made any loans or advances in an amount in excess of One Hundred Thousand Hong Kong Dollars (HK$100,000) in any one case or Five Hundred Thousand Hong Kong Dollars (HK$500,000) in the aggregate to any person(s), other than in the ordinary course of business;

(f)	Save and except as disclosed in Section 7.1.2(f) of the Disclosure Letter, neither the Company nor Beijing Vizeum has purchased any assets or properties in a single transaction or series of related transactions for an aggregate purchase price exceeding Five Hundred Thousand Hong Kong Dollars (HK$500,000), other than in the ordinary course of business;

(g)	no dividend or other distribution has been declared, paid or made by the Company and Beijing Vizeum save as Disclosed as of the date hereof; and

(h)	the Company and Beijing Vizeum has not issued or agreed to issue any share or equity interest (as the case may be) or grant any option or right to acquire or subscribe any of the shares or equity interest (as the case may be) in the Company or Beijing Vizeum save as provided in Clauses 2, 3 and 4.2.6.
7.1.3	Legal proceedings; Licenses
(a)	The Company and Beijing Vizeum are not engaged or proposing to engage in any litigation, arbitration, prosecution or other legal or administrative proceedings, and there are no claims or actions (whether criminal or civil) in progress, outstanding, pending or threatened against the Company or Beijing Vizeum, any of its assets or any of its directors or officers or in respect of which the Company or Beijing Vizeum is liable to indemnify any party concerned.

(b)	The Company and Beijing Vizeum have obtained all material permits and licenses required or reasonably necessary for the Company and Beijing Vizeum to have in order to lawfully conduct their business immediately after the Closing in substantially the same manner as conducted at and prior to the Closing. The Company and Beijing Vizeum are in compliance with all material requirements under such permits and licenses and each of such permits and licenses is in full force and effect.
7.1.4	Corporate Status
(a)	Subject to any change as a result of the completion of the transfer of the equity interest of Beijing Vizeum from Aegis Group plc to the Company and the transactions contemplated herein, the information of the Company and Beijing Vizeum set out in Schedules 1 and 2 hereto are true and accurate in all material respect;

(b)	The Company and Beijing Vizeum have been duly incorporated, established or constituted (as the case may be), and are legally subsisting under the laws of their respective place of incorporation; and

(c)	There has been no resolution, petition or order nor has any step been taken for the winding-up of the Company or Beijing Vizeum and no receiver has been appointed in respect thereof or any part of the assets thereof and no such resolutions, orders and appointments are imminent or likely nor are there any grounds upon which such resolutions, orders and appointments could be based.

(d)	Neither the Company nor Beijing Vizeum has any subsidiaries or owns any other direct or indirect interest in any firm, corporation or other entity (including without limitation any joint venture, trust, limited liability company or partnership).

(e)	Each of the Company and Beijing Vizeum has the requisite power and authority (corporate and otherwise) to own, lease, use and operate its properties and assets and to carry on its business where and as now being conducted and is duly qualified to do business in each jurisdiction or region where it is now carrying on business and in which the failure to be so qualified would have or would reasonably be expected to have a Material Adverse Effect.

(f)	Each of the Company and Beijing Vizeum is, and at all times since date of its organization has been, in compliance in all material respects with all national, municipal and local laws applicable to it, its properties or assets or to the operation of its business.
7.1.5	Subscribed Shares
(a)	Save as set out in Schedules 1 and 2 and save as a result of the transactions contemplated herein, there are not in issue any other shares, debentures, warrants, options, securities or registered capital of any description in respect of the Company or Beijing Vizeum.

(b)	The Subscribed Shares, when issued in accordance with the terms and for the consideration set forth herein will be validly issued, fully paid and non-assessable.

(c)	The Subscribed Shares, when issued, will constitute 60% of the entire issued capital of the Company.

(d)	All the issued share capital of the Company is fully paid up and the Company has not exercised or purported to exercise or claimed any lien over any of them.
7.1.6	Existence and Authority; Delivery of Agreement
(a)	PAL and the Company are duly incorporated and validly existing under the laws of Hong Kong.

(b)	PAL and the Company have full power and authority to execute and deliver this Agreement and all other agreements to be executed in connection with this Agreement to which they are a party, to transfer good title to the Subscribed Shares, and to perform all of their obligations under this Agreement and such other agreements

(c)	PAL and the Company have duly executed and delivered this Agreement and this Agreement constitutes the valid and binding obligation of PAL and the Company enforceable against them in accordance with its terms.
7.1.7	Labor and Employment
(a)	Section 7.1.7 of the Disclosure Letter sets forth: (i) a true and complete list of all management officers of the Company and Beijing Vizeum whose annual compensation is not less than Two Hundred Thousand Renminbi (RMB200,000) (the “Employees”) and (ii) the job title, total compensation during the past 12 months, employment location, and the dates of all employment agreements for the Employees.

(b)	As of the date hereof, the employment agreement with each Employee remain valid, in full force and effect and binding upon such Employee.

(c)	To the knowledge of the Company, each of the Company and Beijing Vizeum is in compliance in all material respects with all applicable laws of the applicable jurisdictions relating to labor, employment, wages, hours of work, employee benefits and occupational safety and health for Employees.
7.1.8	Bank Accounts

A complete list of all bank accounts and safe deposit boxes, if any, maintained by the Company and Beijing Vizeum and all persons entitled to draw thereon or with access thereto is set forth in Section 7.1.8 of the Disclosure Letter.

7.1.9	Material Contracts
(a)	The Company has delivered or made available to Media Port copies of all subsisting Material Contracts to which the Company and/or Beijing Vizeum Company is a party or by which it or its properties or assets are bound, a list of which is set forth in Section 7.1.9 of the Disclosure Letter. Each such Material Contract is valid, in full force and effect and binding upon the Company and/or Beijing Vizeum (where applicable) and, to the knowledge of the Company, all other parties thereto, and is enforceable in accordance with its terms. For the purpose hereof, the term “Material Contract” shall mean all agreement, contract, instrument, promise or undertaking to which the Company and/or Beijing Vizeum is a party or by which it or its assets or properties are bound that involve or potentially involve amounts of One Million Hong Kong Dollars (HK$1,000,000) or more in the aggregate.

(b)	Neither the Company nor Beijing Vizeum is, and neither of them has received written notice that any other party thereto is, in material breach or default under any Material Contract. To the knowledge of the Company, no event has occurred which, with a lapse of time or notice or both, would result in a material default or an exercise of any remedy for material breach by any party or an acceleration of the maturity or performance or any cancellation, termination or modification under any Material Contract, and neither the Company nor Beijing Vizeum has received any written notice from any other party that a breach or default exists under any of the foregoing.

(c)	Save and except as disclosed in Section 7.1.9(c) of the Disclosure Letter, neither the Company nor Beijing Vizeum is a party to any oral or written (i) agreement with any member of the Aegis Group and/or any of its Affiliates (other than the trademark license agreement provided under Clause 4.2.6 and agreements entered into by the Group in the ordinary course of business, on arm’s-length basis and under fair and reasonable terms), (ii) intellectual property licensing agreement (other than with respect to off-the-shelf, commercially available software and the trademark license agreement provided under Clause 4.2.5)), (iii) joint venture, partnership or similar agreement, or (iv) contract containing covenants that in any way purport to restrict the business activity of any the Company or Beijing Vizeum or limit the freedom of the Company or Beijing Vizeum to compete with any person (other than the Shareholders Agreement and those client contracts with the Company’s and/or Beijing Vizeum’s standard conflict management provisions).

(d)	There are no outstanding, proposed and pending transactions, agreements, understandings, loans, or other arrangements between the Company and/or Beijing Vizeum and a Related Party (other than employment agreements entered into in the ordinary course of business). For the purpose hereof, the term “Related Party” shall mean any person currently acting as a director, managing director, officer, partner, manager or in a similar capacity of the Company and/or Beijing Vizeum.
7.1.10	Tax
(a)	All tax returns required to be filed by or with respect to the Company and Beijing Vizeum (i) have been filed in a timely manner (taking into account all extensions of due dates) and (ii) such tax returns were accurate and complete in all material respects as of the time of filing. All taxes due and owing by the Company and Beijing Vizeum with respect to their income or assets have been timely paid when due.

(b)	There is no dispute or claim concerning any tax liabilities, compliance with requirements relating to the accuracy, filing or provision of tax returns or compliance with requirements relating to tax withholding and related remittances to or for the benefit of any governmental entities in respect of the Company or Beijing Vizeum either (i) claimed or raised by any governmental entity in writing or (ii) to the knowledge of the Company, otherwise pending or threatened.
7.2	For the avoidance of doubt, the information contained in the Disclosure Letter as at the time of its delivery to Media Port shall be deemed part of and qualifies the Warranties in this Agreement.

7.3	From the date hereof and continuing until and through the Closing Date — Title, the Company covenants with Media Port that it shall and shall procure Beijing Vizeum to, except as expressly contemplated herein or disclosed under the Disclosure Letter: (i) conduct its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in material compliance with all applicable laws and the requirements of all Material Contracts; (ii) pay its debts (except where there has been a genuine dispute on the amount of debts payable by members of the Group to third parties) and taxes when due; (iii) maintain and preserve intact its current business organization, keep available the services of the Employees and maintain in all material respects its advantageous business relations with all suppliers, clients, creditors and other persons having business relationships with it except such termination of cessation of services of the Employees and business relations with all suppliers, clients, creditors and other persons having business relationships with the Group were initiated by parties other than the Company and Beijing Vizeum without fault on the part of the Company or Beijing Vizeum (as the case may be); and (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date hereof and the general insurance policies covering members of the Aegis Group.

7.4	In addition, without limiting the foregoing, and except as expressly contemplated herein or disclosed under the Disclosure Letter, from the date hereof and continuing until and through the Closing Date — Title, the Company covenants with Media Port that it shall not and shall not permit Beijing Vizeum to (i) declare or pay any dividends on or making any other distributions (whether in cash, shares, participatory interests or property) in respect of any of its shares or other equity interests, (ii) incur any indebtedness or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, (iii) pay, discharge or satisfy an amount in excess of One Hundred Thousand Hong Kong Dollars (HK$100,000) in any one case or Five Hundred Thousand Hong Kong Dollars (HK$500,000) in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company’s Accounts or Beijing Vizeum’s Accounts (where applicable) and the payment of payroll and accounts payable in the ordinary course of business, (iv) making any capital expenditures, capital additions or capital improvements in an amount in excess of One Hundred Thousand Hong Kong Dollars (HK$100,000) in any one case or Five Hundred Thousand Hong Kong Dollars (HK$500,000) in the aggregate, (v) sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, (vi) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquiring or agreeing to acquire any assets other than in the ordinary course of business, and (vii) propose or agree to any amendments, modifications or waivers to any material terms of any of its Material Contracts

(including without limitation the Trademark License Agreement) without first obtaining Media Port’s prior written consent.

8.	INDEMNITY AND LIMITATION OF LIABILITIES

8.1	Subject to Clauses 8.2 to 8.5, PAL and the Company shall, jointly and severally, indemnify, defend and hold harmless Media Port and its Affiliates, and each of them from and against any and all losses and claims arising from or in connection with (i) any material breach of any Warranty, or any breach or failure of observance or performance of any agreement, undertaking, commitment, obligation, indemnity or covenant of PAL and/or the Company contained in this Agreement; and (ii) save as Disclosed as of the Closing – Beneficial Interest, any claims, liabilities or obligations of any kind or nature relating to the Company, Beijing Vizeum or the Subscribed Shares arising from, relating to or in connection with the business, operations or affairs of the Company, Beijing Vizeum or any of their assets, properties, interests in assets or properties or rights which were existing at or as of Closing – Beneficial Interest or arising in whole or in part out of any acts, transactions, conditions, circumstances or facts which occurred or existed on or prior to Closing – Beneficial Interest.

8.2	Subject to Clause 8.3, the Company or PAL shall not be liable in respect of any claim under this Agreement unless such claim has been brought by Media Port before the expiration of three (3) years after Closing.

8.3	The Company or PAL shall not be liable in respect of any claim brought by Media Port under this Agreement unless the amount recoverable in respect of such claim when aggregated with PAL and/or the Company’s liability in respect of any other claims under this Agreement exceeds RMB20,000 in which event PAL and/or the Company shall be liable for the total amount of such claim and not only for the excess.

8.4	The total liability of the Company and PAL arising by reason of any and all claims under the this Agreement shall not exceed the amount of the Investment Amount; provided that the limitation contemplated hereby will not be applicable with respect to instances of actual fraud.

8.5	The Company and PAL shall not be liable in respect of any claim under the Warranties to the extent that the matter giving rise to such claim would not have arisen but for an alteration, enactment or re-enactment of any ordinance, law, regulation or other legislative act after the date of this Agreement.

9.	GUARANTEE

9.1	In consideration of PAL and the Company entering into this Agreement (and in addition and without prejudice to any other obligations and liabilities of Media Port under this Agreement), Charm hereby unconditionally and irrevocably guarantees to PAL and the Company the due and punctual performance and observance by Media Port of all its agreements, undertakings, commitments, obligations, indemnities or covenants under or pursuant to the Charm Transaction Agreements, the Shareholders Agreement and this Agreement and agrees to indemnify PAL, the Company and their respective Affiliates (other than Media Port and Charm) against all losses (including tax losses), damages, costs and expenses (including legal and tax costs and expenses) which PAL, the Company and their respective Affiliates (other than Media Port and

Charm) may suffer through or arising from any breach by them of such agreements, undertakings, commitments, obligations, indemnities or covenants. Charm hereby waives any rights which it may have to require PAL or the Company to initiate or exhaust or otherwise make any claim for payment from Media Port to the intent that as between PAL and the Company on the one hand and Charm on the other, the latter shall be liable as principal obligor as if it had entered into such agreements, undertakings, commitments, obligations, indemnities or covenants jointly and severally with Media Port.

9.2	In consideration of Media Port and Charm entering into this Agreement (and in addition and without prejudice to any other obligations and liabilities of PAL under this Agreement), Aegis hereby unconditionally and irrevocably guarantees to Media Port and Charm the due and punctual performance and observance by PAL of all its agreements, undertakings, commitments, obligations, indemnities or covenants under or pursuant to the Charm Transaction Agreements, the Shareholders Agreement and this Agreement and agrees to indemnify Media Port, Charm and their respective Affiliates against all losses (including tax losses), damages, costs and expenses (including legal and tax costs and expenses) which Media Port, Charm and their respective Affiliates may suffer through or arising from any breach by them of such agreements, undertakings, commitments, obligations, indemnities or covenants. Aegis hereby waives any rights which it may have to require Media Port or Charm to initiate or exhaust or otherwise make any claim for payment from PAL to the intent that as between Media Port and Charm on the one hand and Aegis on the other, the latter shall be liable as principal obligor as if it had entered into such agreements, undertakings, commitments, obligations, indemnities or covenants jointly and severally with PAL.

10.	GENERAL

10.1	Each party shall bear its own legal and professional fees, costs and expenses incurred in connection with this Agreement and Closing. All adjudication fees and stamp duty payable on the allotment of the Subscribed Shares hereunder shall be borne by the Company and Media Port in equal shares.

10.2	Time shall be of the essence of this Agreement.

10.3	This Agreement shall be binding on and shall enure for the benefit of the successors and assigns of the parties hereto but shall not be capable of being assigned by either party without the prior written consent of the other.

10.4	This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either party may enter into this Agreement by signing any such counterpart.

10.5	All provisions of this Agreement shall so far as they are capable of being performed or observed after Closing continue in full force and effect notwithstanding Closing.

10.6	No delay or failure by a party to exercise or enforce (in whole or in part) any right provided by this Agreement or by law shall operate as a release or waiver, or in any way limit that party’s ability to further exercise or enforce that, or any other, right. A waiver of any breach of any provision of this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the party against whom that waiver is claimed.

10.7	No amendment to this Agreement will be effective unless it is in writing and signed by all the parties to this Agreement. No consent or approval to be given pursuant to this Agreement will be effective unless it is in writing and signed by the relevant party.

10.8	The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the continuation in force of the remainder of this Agreement.

11.	GOVERNING LAW

11.1	This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong.

11.2	Any dispute arising out of or in connection with this Agreement shall be solely and finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by a single arbitrator appointed in accordance with the ICC Rules. The parties agree that the award of the arbitrator shall be the sole and exclusive remedy between them regarding any claims, counterclaims or issues presented to the arbitrator, irrespective of the magnitude thereof.

11.3	The arbitration shall take place in Hong Kong or such other place as the parties may mutually agree in writing.

11.4	Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereby waive to the fullest extent permitted by law any rights to appeal or to review such award by any court or tribunal. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment on the arbitration award may be entered in any court having jurisdiction over the parties or their assets.

11.5	Notwithstanding anything herein contained, either party shall be entitled to seek injunctive relief, if possible, from any court of competent jurisdiction to protect its rights under this Agreement pending the constitution of the arbitral tribunal pursuant to this
Clause 11.

12.	CONFIDENTIALITY OF INFORMATION

12.1	Media Port undertakes with the Company and PAL that it shall treat as strictly confidential all information received or obtained by it or its employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of the Company or any member of Aegis Group and that it will not at any time hereafter make use of or disclose or divulge to any person any such information and shall use its best endeavors to prevent the publication or disclosure of any such information.

12.2	Each of PAL and the Company undertakes with Media Port and Charm that it shall treat as strictly confidential all information received or obtained by it or its employees,

agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of Media Port and Charm and that it will not at any time hereafter make use of or disclose or divulge to any person any such information and shall use its best endeavors to prevent the publication or disclosure of any such information.

12.3	The restrictions contained in Clauses 12.1 and 12.2 shall not apply so as to prevent the parties from making any disclosure required by law or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which the parties are subject or from making any disclosure to any professional adviser for the purposes of obtaining advice (providing always that the provisions of this Clause 11 shall apply to and the parties shall procure that they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to them) nor shall the restriction apply in respect of any information which comes into the public domain otherwise than by a breach of this Clause 11 by any party.

13.	NOTICES

13.1	A notice, approval, consent or other communication in connection with this Agreement:
13.1.1	must be in writing; and

13.1.2	must be left at the address of the addressee, or sent by prepaid registered post (airmail if posted to or from a place outside Hong Kong) to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number then to that address or facsimile number.

The address and facsimile number of each party is:

The Company

Address	:	16th Floor, 633 King’s Road, North Point, Hong Kong
Facsimile	:	(852) 2805 0308
Attn	:	Finance Director

With a copy to	:

Address	:	152 Beach Road, #36-05 Gateway East, Singapore 18972115
Facsimile	:	(65) 6396 5945
Attn	:	Chief Financial Officer, Asia Pacific, Aegis Media

and

Address	:	Parker Tower, 43-49 Parker Street, London, WC2B 5PS, England
Facsimile	:	44(0)20 7550 3322
Attn		General Counsel, Aegis Media

PAL and Aegis

Address	:	16th Floor, 633 King’s Road, North Point, Hong Kong
Facsimile	:	+852 2805 0308
Attn	:	Finance Director

With a copy to:

Address	:	152 Beach Road, #36-05 Gateway East, Singapore 189721
Facsimile	:	(65) 6396 5945
Attn	:	Chief Financial Officer, Asia Pacific, Aegis Media

and

Address	:	Parker Tower, 43-49 Parker Street
London, WC2B 5PS, England
Facsimile	:	44(0)20 7550 3322
Attn	:	General Counsel, Aegis Media
Media Port and Charm
c/o Charm Communications Inc.
26th Floor, Oriental Media Center
4 Guanghua Road, Chaoyang District
Beijing 100026
People’s Republic of China
Attention: Mr. He Dang
Fax No.: (86) 10 6583 6860
with a copy to:
DLA Piper UK LLP Beijing Representative Office
20th Floor South Tower
Beijing Kerry Center
1 Guanghua Road, Chaoyang District
Beijing, China 100020
Attention: Mr. Steven Liu
Fax No.: (86) 10 6561 5158
13.2	A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with Clause 13.3) unless a later time is specified in it.
13.3	A letter or facsimile is deemed to be received:
13.3.1	in the case of a posted letter, unless actually received earlier, on the third (seventh, if posted to or from a place outside Hong Kong) day after posting; and

13.3.2	in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first above written.
COMPANY

SIGNED by PATRICK STAHLE	) /s/ Patrick Stahle
for and on behalf of	)
POSTERSCOPE (HONG KONG) LIMITED	)
in the presence of:	)

PAL

SIGNED by PATRICK STAHLE	) /s/ Patrick Stahle
for and on behalf of	)
POSTERSCOPE ADVERTISING LIMITED	)
in the presence of :	)

AEGIS

SIGNED by PATRICK STAHLE	) /s/ Patrick Stahle
for and on behalf of	)
AEGIS MEDIA PACIFIC LIMITED	)
in the presence of :	)

MEDIA PORT

SIGNED by DANG HE	) /s/ Dang He
for and on behalf of	)
MEDIA PORT HOLDINGS LIMITED	)
in the presence of:	)

CHARM

SEALED with THE COMMON SEAL of	)
CHARM COMMUNICATIONS INC. and	)
signed by DANG HE	) /s/ Dang He
on behalf of	)
CHARM COMMUNICATIONS INC.	)
in the presence of:	)
SIGNATURE PAGE TO THE JOINT VENTURE AGREEMENT

SCHEDULE 1
PARTICULARS OF THE COMPANY
Posterscope (Hong Kong) Limited

(Incorporated in Hong Kong)

Company No.	:	802062

Date of Incorporation	:	14 June 2002

Business Registration No.	:	32953219-000-06-09-7

Registered Office	:	16th Floor, 633 King’s Road, North Point, Hong Kong.

Authorized Share Capital	:	HK$10,000

Issued Share Capital	:	HK$100

Shareholder	:	Shareholder	No. of Shares
		Posterscope Advertising Limited	100
Directors	:	Holtham, David Bruce; Lee, Kwei Fen; Sung, Yi Ping; Zinger, Simon

Secretary	:	Holtham, David Bruce

Registered Charge	:	Nil
SCHEDULE 1

SCHEDULE 2
PARTICULARS OF BEIJING VIZEUM
Beijing Vizeum Advertising Co. Ltd.

(Established in PRC)

Form of Organization	:	Wholly foreign-owned enterprise

Date of Establishment	:	13 January 2005

Place of Establishment	:	People’s Republic of China

Registered Address	:	(Beijing City Dong Cheng District No. 1 Chang An Street, Dong Fang Guang Chang East No. 1 Office, 21st Floor Room 7-8)

Term of Operation	:	10 years

Scope of Business	:	(Design, production, distribution and management of different advertisements locally and internationally)

Branch	:	Shanghai Branch and Guangzhou Branch

Total Investment	:	US$428,570

Registered Capital	:	US$300,000

Contributed Capital	:	US$300,000

Ownership Interest	:	100%

Legal Representative	:	Sung, Yi Ping

Directors	:	Sung, Yi Ping; Leung Fung Yee and Holtham, David Bruce
SCHEDULE 2

SCHEDULE 3
LIST OF BEIJING VIZEUM CLIENTS
1.	Carlsberg

2.	Mango

3.	Nikon

4.	Beijing Mobile

5.	TOTAL

6.	Kungfu

7.	Orbis
SCHEDULE 3

SCHEDULE 4
[Reserved]
SCHEDULE 4

SCHEDULE 5
LIST OF CHARM’S DESIGNATED CLIENTS FOR BEIJING VIZEUM
If revenues of at least RMB 15 million are transferred to Guangdong Carat China Media Services (China) Ltd. before 1 May 2010 relating to China Telecom, Charm’s designated client will be as follows:
•	FeCo Electronic Appliance
If revenues of at least RMB 15 million are not transferred to Guangdong Carat China Media Services (China) Ltd. before 1 May 2010 relating to China Telecom, Charm’s designated client will be as follows:
•	FeCo Electronic Appliance
•	Mingsheng Pharmaceutical
SCHEDULE 5

SCHEDULE 6
DISCLOSURE LETTER
SCHEDULE 6

Disclosure Letter
Private & Confidential
To:          Media Port Holdings Limited
Date:       January 20, 2010
Reference is made to the Joint Venture Agreement regarding Posterscope (Hong Kong) Limited (the “Company”) and Beijing Vizeum Advertising Co. Ltd. (“Beijing Vizeum”) (the “Agreement”) to be entered on January 20, 2010 between Posterscope Advertising Limited, Aegis Media Pacific Ltd., Media Port Holdings Limited, Charm Communications Inc. and the Company . This Disclosure Letter is the Disclosure Letter referred to in the Agreement.
Save as expressly provided in this Disclosure Letter, or where the context otherwise requires, words and expressions defined in the Agreement (including the Schedules and Exhibits thereto) shall have the same respective meanings in this Disclosure Letter and any provisions of the Agreement concerning matters of construction or interpretation shall also apply in this Disclosure Letter mutatis mutandis. Headings used in this letter are for ease of reference only and shall not affect its interpretation.
The purpose of this Disclosure Letter is to disclose to you certain matters which affect or might affect (i) the Warranties and Covenants contained in Clause 7 of the Agreement (“Warranties”) and (ii) the Indemnity contained in Clause 8.1 of the Agreement (“Indemnities”) which Warranties and Indemnities are given on the basis that the disclosures fairly and accurately contained in or made or deemed to be made by this Disclosure Letter have been disclosed or accepted by you as having been disclosed. Accordingly, the Warranties and the Indemnities shall be qualified by reference to those matters fairly and accurately disclosed herein and the parties shall not be liable for any breach of any Warranty or for any Indemnities (and no claim shall lie in respect thereof) to the extent so qualified.
This Disclosure Letter shall be deemed to disclose and the parties acknowledge and agree that there shall be treated as so disclosed, the following:
(a)	the contents of the Agreement and the contents referred to in the Agreement as being in the agreed terms;

(b)	all information contained in the Company’s Accounts and Beijing Vizeum’s Accounts, including the notes thereto and the accompanying reports of directors and auditors attached to such Company’s Accounts and Beijing Vizeum’s Accounts;

(c)	all factual matters and information which are reasonably clear from the face of, contained or referred to in the documents and papers, read in isolation, which as they are referred to herein and/or attached hereto so far as they are relevant to the Warranties and the Indemnities; and

(d)	all matters and information relating to the Company, Beijing Vizeum and/or any of their respective businesses and assets which is a matter of public record or available for public inspection in the PRC and Hong Kong (as the case may be), including (but without prejudice to the generality of the foregoing) all documents, resolutions and other matters or information filed at or delivered for registration with the relevant government authority in the PRC or Hong Kong.
Where Warranties are repeated on the Closing Date or at any other times, each item of disclosure in this Disclosure Letter shall apply at the Closing Date or, as the case may be, at each other times.

1

Disclosures
There are disclosed specific matters set out below. References herein are to the Section numbers in the Agreement.
Clause 7.1
7.1.2 Position since Management Accounts Date

(b) and (f)	The Company entered into an equity transfer agreement with Aegis Group plc as of 1 December 2009 pursuant to which Aegis Group plc agreed to transfer to the Company and the Company agreed to purchase one hundred percent (100%) of the equity interest in the registered capital of Beijing Vizeum at a transfer price of Three Hundred Thousand United States Dollars (US$300,000) (the “WOFE Transfer Contract”).
7.1.7 Labor and Employment

		Total compensation		Date of
		during the past 12	Employment	Employment
Name	Title	months	Location	Agreement
*****	Managing Director	RMB*****	Shanghai	1st Jan 2006

*****	Corporate Communication Director — Aegis Media Greater China	RMB*****	Shanghai	1st Jan 2008

*****	General Manager	RMB*****	Beijing	1st July 2009

*****	Planning Director	RMB*****	Beijing	10th Oct 2008

*****	Planning Director	RMB*****	Beijing	2nd Nov 2009

*****	Associate Planning Director	RMB*****	Beijing	29th Aug 2008

*****	Associate Business Director	RMB*****	Shanghai	4th Nov 2009

*****	Group Planning Director	RMB*****	Shanghai	18th Jul 2008

*****	Client Service Director	RMB*****	Shanghai	4th Feb 2009

*****	Planning Director	RMB***** (6 months’ contract, expired on 30 Nov 2009, No extension in the contract)	Shanghai	1st Jun 2009

*****	Planning Director	RMB*****	Shanghai	17th Sep 2008

*****	Planning Director	RMB*****	Guangzhou	21st Feb 2008
“Total compensation” stated above includes living allowance, housing allowance, education allowance, home leave, business medical insurance and management fee (if any).

2

7.1.8 Bank Accounts
The Company

Keeping of Safe
			Authorized	Deposit Box
Bank	Type of Account	Account Number	Signatories	(Yes/No)
*****	BusinessVantage *Multicurrency	*****	*****	No
Beijing Vizeum

Keeping of Safe
			Authorized	Deposit Box
Bank	Type of Account	Account Number	Signatories	(Yes/No)
*****	RMB Basic Account	*****	*****	No

*****	RMB Settlement Account	*****	*****	No

****	RMB Basic Account	*****	*****	No

*****	RMB Basic Account	*****	*****	No
7.1.9 Material Contracts
(a)	(i)	the trademark licence agreement provided under Clause 4.2.6;

	(ii)	the office rental contract with Shanghai Ping Ang Xin Lin for Shanghai office of Beijing Vizeum for the period from July 17, 2009 to July 16, 2012 at the monthly rent of RMB45,823 and the monthly service and maintenance charge of RMB7,130;

	(iii)	the office rental contract with Beijing Oriental Plaza for Beijing office of Beijing Vizeum for the period from January 15, 2009 to March 15, 2011 at the monthly rent of RMB80,290 and the monthly service and maintenance charge of RMB15,190;

	(iv)	the office rental contract with Guangzhou International Electronic Plaza for Guangzhou office of Beijing Vizeum for the period from November 3, 2008 to November 2, 2011 at the monthly rent of RMB23,400 and the monthly service and maintenance charge of RMB5,000;

	(v)	the WOFE Transfer Contract; and
(vi)	the employment agreements between Beijing Vizeum and its employees.
(c)	The Company entered into the WOFE Transfer Contract.

3

Clause 7.2 Additional Disclosure
(i)	the unaudited management accounts of the Company for the month of December 2009;

(ii)	the unaudited management accounts of Beijing Vizeum for the month of December 2009; and

(iii)	schedule on PAL balance sheet adjustments.
Clause 7.4
The Company will exercise its rights and perform its obligations under the WOFE Transfer Contract.
Clause 8.1
(i)	any and all claims, liabilities and obligations of the Company and/or Beijing Vizeum in connection with the matters disclosed above; and

(ii)	any and all claims, liabilities and obligations relating to the Company and/or Beijing Vizeum incurred or accrued in their ordinary course of business.
From:
Posterscope Advertising Limited

By:
For and on behalf of
Posterscope Advertising Limited
Posterscope (Hong Kong) Limited

By:
For and on behalf of
Posterscope(Hong Kong) Limited

4

EXHIBIT 1
COMPANY’S AUDITED ACCOUNTS
EXHIBIT 1

POSTERSCOPE (HONG KONG) LIMITED
Reports and Financial Statements
For the year ended 31 December 2008

POSTERSCOPE (HONG KONG) LIMITED
REPORTS AND FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2008

CONTENTS	PAGE(S)
DIRECTORS’ REPORT	1 & 2

INDEPENDENT AUDITOR’S REPORT	3 & 4

INCOME STATEMENT	5

BALANCE SHEET	6

STATEMENT OF CHANGES IN EQUITY	7

CASH FLOW STATEMENT	8

NOTES TO THE FINANCIAL STATEMENTS	9 - 22

POSTERSCOPE (HONG KONG) LIMITED
* * * * *

INDEPENDENT AUDITOR’S REPORT
* * * * *

POSTERSCOPE (HONG KONG) LIMITED

INCOME STATEMENT
FOR THE YEAR ENDED 31 DECEMBER 2008

*****

POSTERSCOPE (HONG KONG) LIMITED

BALANCE SHEET
AT 31 DECEMBER 2008

*****

POSTERSCOPE (HONG KONG) LIMITED

STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 31 DECEMBER 2008

*****

POSTERSCOPE (HONG KONG) LIMITED

CASH FLOW STATEMENT
FOR THE YEAR ENDED 31 DECEMBER 2008

*****

POSTERSCOPE (HONG KONG) LIMITED

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2008

*****

EXHIBIT 2
COMPANY’S MANAGEMENT ACCOUNTS
EXHIBIT 2

Posterscope HK — Balance Sheet
*****

Accrued Expenses & Client Deposits
*****

Cash on hand & at bank
*****

Posterscope (Hong Kong) Limited
Profit & Loss Statement
1/1/2009 through 31/12/2009
*****

Posterscope (Hong Kong) Limited
Balance Sheet
As of December 2009
*****

EXHIBIT 3
BEIJING VIZEUM’S AUDITED ACCOUNTS
EXHIBIT 3

Translation
Beijing Vizeum Advertising Company Limited
Financial Statements for Year Ended
as of December 31, 2008 and Auditor’s Report

Beijing Vizeum Advertising Company Limited
Financial Statements and Auditor’s Report
Ended December 31, 2008

* * * * *

Beijing Vizeum Advertising Company Limited
Notes to the Financial Statements
Ended December 31, 2008
Beijing Vizeum Advertising Co., Ltd.
Balance Sheet
December 31, 2008
*****

Beijing Vizeum Advertising Co., Ltd.
Income Statement
Ended December 31, 2008
*****

Beijing Vizeum Advertising Co., Ltd.
Cash Flow Statement
Ended December 31, 2008
*****

Beijing Vizeum Advertising Co., Ltd.
Notes to the Financial Statements
Ended December 31, 2008
*****

EXHIBIT 4
BEIJING VIZEUM’S MANAGEMENT ACCOUNTS
EXHIBIT 4

Beijing Vizeum management accounts
Summary Profit and Loss Statement for 2009
*****

Beijing Vizeum management accounts
Summary Balance Sheet as of December 31, 2009
*****

EXHIBIT 5
SHAREHOLDERS’ AGREEMENT
[See Exhibit 4.11 of this Registration Statement]
EXHIBIT 5

EXHIBIT 6
VIZEUM TRADEMARK LICENSE AGREEMENT

LICENSE AGREEMENT
THIS LICENSE AGREEMENT (the “Agreement”) is made and concluded as of this 20th day of
January, 2010.
BY AND BETWEEN:
(1)	Aegis Trademarks BV is a company organized and existing under the laws of the Netherlands, having its registered office at Piet Heinkade 55, NL-1019, Amsterdam, Netherlands (hereinafter referred to as the “Proprietor”), which expression shall unless repugnant to the context or meaning thereof, be deemed to mean and include its successor and permitted assigns);

(2)	Posterscope Advertising Limited is a company organized and existing under the laws of Hong Kong, with its principal address at 16th Floor, 633 King’s Road, North Point, Hong Kong, (hereinafter referred to as the “Licensor”);

(3)	a wholly foreign owned enterprise incorporated in accordance with the approval of the Beijing Municipal Bureau Commerce and upon the registration with the Beijing Municipal Administration for Industry and Commerce on January 13, 2005 with the approval number of Shang Wai Zi Jing Zi Zi (2005) 20256 and the business license numbered 110000410232268 (hereinafter referred to as “Beijing Vizeum”).
WHEREAS:
(A)	The Proprietor is the owner of the Trademarks in the Territory and has licensed the Licensor to use and sub-license the Trademarks.

(B)	The Licensor and its associate companies and undertakings are part of the Vizeum Group (as hereinafter defined).

(C)	The Licensor, and Media Port Holdings Limited, a company incorporated under the laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Media Port”) entered into a share purchase agreement dated 20 January 2010 (“PAL SPA”) and the Licensor, Media Port and Posterscope (Hong Kong) Limited (“PHK”) entered into a shareholders’ agreement dated 20 January 2010 (“PAL SHA”).

(D)	Pursuant to the terms of the PAL SPA and the PAL SHA, the Licensor and Media Port agreed to enter into a joint venture to provide media planning and buying services on behalf of advertisers or their advertising agents in the Territory (as hereinafter defined) through PHK and its wholly owned subsidiary, Beijing Vizeum.

(E)	The Vizeum group of companies constitutes a group of media specialists with national operating companies throughout the world and trading under the Vizeum trade-name, which has now become well-known throughout the world in the advertising and media industry (the “Vizeum Group”).

(F)	Pursuant to the PAL SHA, the Licensor is to enter into this Agreement whereby Beijing Vizeum shall have the non-exclusive, non-transferable right to use the trademarks “Vizeum”.
NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:
Article 1 — DEFINITION
In this Agreement (including the Recitals) the following words and expressions shall (except where context otherwise requires) have the following meanings:

“Affiliate”	in respect of any specified person or entity, means a person that directly or indirectly Controls, is Controlled by or is under common Control with such specified person or entity.

“Control”	means, in relation to any person at any time, the power (whether directly or indirectly and whether by ownership of share capital, possession of voting power, contract or otherwise) to appoint the majority of the members of the governing body or management, or otherwise to control the affairs and policies of that other person.

“CTMO”	shall refer to the China Trademark Office of the State Administration of Industry and Commerce.

“Service” or “Services”	shall mean any business of media planning and buying on behalf of advertisers or their advertising agents currently carried on by Beijing Vizeum in the Territory under the Trademarks.

“Tax Deduction”	means a deduction, payment or withholding for or on account of any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest) from a payment made in accordance with the terms of this Agreement.

“Territory”	means the People’s Republic of China which, for the purpose of this Agreement only, shall exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Trademarks”	shall mean all the trademarks “Vizeum” and logo which are registered by the Licensor or its subsidiaries as further detailed in Exhibit 1 hereto.

Article 2 — LICENSE TO USE TRADEMARKS; REPRESENTATIONS, WARRANTIES AND COVENANTS
2.1	(a)	Licensor hereby grants to Beijing Vizeum during the term of this Agreement, a non-transferable, non-assignable and exclusive license to use the Trademarks in the Territory in accordance with Article 2.3 below and only in connection with the rendering of the Services.
(b)	The rights granted under this License Agreement are limited to Beijing Vizeum and do not extend to any person (except as to the extent necessary for Beijing Vizeum’s operation during its ordinary course of business) or entity controlling, controlled by or under common control with Beijing Vizeum, or to any other person or entity.
2.2	Beijing Vizeum may use, apply and prominently display the Trademarks on the letterhead and on all printed or digital materials, or in any other manners or functions as necessary for the purpose of or in connection with its provision of Services.

2.3	It is understood and agreed that Beijing Vizeum shall use and apply the aforesaid Trademarks on the letterhead or printed or software material in only the form as prescribed in Exhibit 2 or as shall be approved in writing by Licensor or the Proprietor and that same shall be in accordance with the requirements of the laws of the Territory, so as to assure the retention of all rights, title and interest in the Trademarks by Licensor at all times, and bearing whatever notations or wording as may be necessary pursuant to such laws. It is further understood and agreed that Beijing Vizeum shall only use and apply the Chinese translation of the aforesaid Trademarks (i) as the Chinese translation of the Trademark and (ii) consistent with prior use by the Licensor and with their use of the Trademarks hereunder.

2.4	No tradename, logo and/or trademark other than the Trademarks shall be used in any manner whatsoever by Beijing Vizeum on the letterhead material whether in printed or software form used for the rendering of the Services, without the prior written consent of Licensor or the Proprietor.

2.5	Beijing Vizeum shall not in any way, either during the term of this Agreement or thereafter, claim any right or property in the Trademarks or register or cause to be registered in any part of the world any corporate name, tradename, copyright or design which is identical to, imitates or is derived from the Trademarks.

2.6	Beijing Vizeum shall use the Trademarks only in accordance with the terms of this Agreement and in such manner as to sufficiently protect and preserve all rights of the

Proprietor, the Licensor or its subsidiaries therein. Beijing Vizeum shall not take any action which might invalidate the Trademarks, impair any rights of the Licensor thereon or create any rights adverse to those of the Licensor, and Beijing Vizeum undertakes not to register or attempt to register the Trademarks. Without limiting the generality of the foregoing, Beijing Vizeum shall use the Trademarks correctly depicted and/or spelled in the manner and form approved in writing by the Licensor or the Proprietor pursuant to Section 2.3 above and not use it in any manner which might adversely affect the validity or registrations thereof in the Territory or elsewhere. Beijing Vizeum shall ensure that the Services rendered by it shall be of a standard satisfactory to the Licensor and the Proprietor, and undertake not to do or permit to be done any act which might in any way impair or threaten the goodwill of the Licensor’s Trademarks.

2.7	The Proprietor and the Licensor shall, at such reasonable times as may be reasonably requested by the Proprietor and/ the Licensor, gain access to Beijing Vizeum’s premises to check and control the use by Beijing Vizeum of the Trademarks in accordance with the standards specified by Licensor or the Proprietor; provided, that such access shall be at the Proprietor and/or the Licensor’s expense; provided, further, that Beijing Vizeum shall not be obligated pursuant to this Article 2.7 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.8	To the extent Beijing Vizeum uses the Trademarks in a manner that is inconsistent with the terms of this Agreement, Beijing Vizeum shall indemnify Licensor and Proprietor against any claims, losses, liabilities and expenses (including attorney’s fees and expenses), arising out of any demands or claims that such inconsistent use constitutes, or is claimed to constitute, infringement, unfair competition or any other unlawful act.

2.9	Beijing Vizeum shall, at any time upon Licensor’s request execute such documents, filings or applications as may be requested by Licensor in order to confirm Licensor’s ownership of all rights in the Trademarks, to maintain the validity thereof and/or to obtain or maintain registrations thereof, provided that the Licensor shall pay all reasonable costs and expenses incurred or to be incurred by Beijing Vizeum in connection with this Article 2.9.

2.10	Beijing Vizeum shall not adopt or use any trademark, corporate name service mark, trade name, logo or commercial symbol in the world, during the term of this Agreement and thereafter, which is confusingly similar to the Trademarks.

2.11	Beijing Vizeum shall promptly notify Licensor and the Proprietor of (a) any unauthorised use or infringement by any third party of the Trademarks or the Chinese translation of the aforesaid Trademarks (or any mark or name confusingly similar to the Trademarks) and of (b) any assertion or claim by any third party that Beijing Vizeum’s use of the Trademarks or the Chinese translation of the aforesaid Trademarks constitutes an infringement of a third party’s rights or any other manner of unlawful use.

2.12	The Proprietor and/or the Licensor shall promptly notify Beijing Vizeum of any assertion or claim by any third party that the Proprietor and/or the Licensor’s title and use of the

Trademarks constitutes an infringement of a third party’s rights or any other manner of unlawful use.

2.13	In the event that Licensor initiates or defends any legal action with regard to the Trademarks, Beijing Vizeum shall co-operate fully with Licensor in the prosecution or defence of such action. Beijing Vizeum shall not itself prosecute or defend any action alleging infringement or unfair competition or any other action involving the Trademarks and Beijing Vizeum shall have no claim to any monetary award settlement of any infringement claim.

2.14	Beijing Vizeum shall not make any representation or do any act which indicates that it has any right, title or interest in or to the ownership of the Trademarks, except to the extent authorised under this Agreement.

2.15	The Proprietor and the Licensor jointly and severally represents and warrants to Beijing Vizeum that the Licensor has the right to grant the licenses, rights, and covenants of the full scope set forth in this Agreement with respect to the Trademarks, and that no other third party owns any right to recover for infringement of or to assert any rights in the Trademarks.

2.16	The Licensor acknowledges that the Licensee has executed this Agreement and agreed to take part in the transactions that it contemplates in reliance on the representations and warranties in Article 2.15.

2.17	The Licensor shall submit applications for registration of the license of the Trademarks with the CTMO directly or through a qualified agent within three months following the date hereof, and the expenses thereof shall be borne and paid by the Licensor.
Article 3 — ROYALTY (TAXES)
3.1	Subject to this Agreement remaining in force and Article 3.2 below, Beijing Vizeum shall pay the Licensor a fixed royalty of 0.05% (the “Royalty Rate”) of Beijing Vizeum’s monthly turnover; provided, that the royalty payments made by Beijing Vizeum to the Licensor pursuant to this Article 3 shall not under any circumstance exceed RMB1,000,000 or an equivalent amount in any other currency within any calendar year. Turnover shall be considered as the gross cost minus the market discounts for the media purchases of Beijing Vizeum on behalf of its clients. The royalties due to the Licensor shall be paid quarterly or as otherwise agreed by the parties.

3.2	Beijing Vizeum shall bear all taxes payable in the Territory with respect to any royalty payments. For the avoidance of doubt, if a Tax Deduction is required by law to be made in respect of the royalty payable by Beijing Vizeum to the Licensor. If a Tax Deduction is required by law to be made in respect of the license fees and royalties payable by Beijing Vizeum to the Licensor and its Affiliates (excluding PHK and Beijing Vizeum), the amount of the payment due from Beijing Vizeum will be increased and grossed up to an amount such that the amount received by the Licensor’s Affiliates (after making the Tax Deduction) is equal to the payment which would have been due if no Tax Deduction had been made. Beijing Vizeum shall indemnify the Licensor and its Affiliates (excluding PHK and Beijing Vizeum) against any loss or liability which the Licensor’s Affiliates (excluding PHK and Beijing Vizeum) have suffered (directly or indirectly) for or on account of any Tax Deduction in relation to any payment received or receivable (or any payment deemed to be received or receivable) under this Clause.
Article 4 — TERM AND TERMINATION
4.1	Term. This Agreement shall come into force only upon the Closing Date (as defined in the PAL SPA) and, unless terminated earlier in accordance with the terms of this Agreement, shall continue to remain in force until the termination of the PAL SHA.

4.2	[Reserved]

4.3	Termination for Cause. Either party may terminate this Agreement, by sending written notice to the other effective immediately upon the happening of any of the following events:
(a)	if the other party goes into voluntary winding-up or enters into reconstruction, amalgamation, reorganisation or merger;

(b)	if the other party becomes unable to pay its debts as they fall due, goes into involuntary winding-up, or suffers the appointment of a receiver, trustee, manager or similar officer by any creditor, or files a petition seeking any reorganisation, arrangement, composition, compromise or similar relief from creditors, or takes any action of similar intent under any law regarding insolvency or relief for debtors; or

(c)	failure of the other party to fulfil or perform any one or more of the duties, obligations or responsibilities undertaken by it herein, which failure remains unremedied sixty (60) days after the service of notice specifying the failure in question and requiring it to be remedied.
4.4	Termination by Licensor. Licensor may terminate this Agreement by sending written notice to Beijing Vizeum effective immediately upon any enactment or amendment of law or regulation or any act of governmental authority after the execution of this Agreement in the Territory which shall in the reasonable opinion of the Proprietor make performance of this Agreement impossible or unreasonably difficult for the Proprietor or could adversely affect the Proprietor’s proprietary right on the Trademarks.
4.5	Termination of PAL SHA. This Agreement shall automatically terminate without requirement of notice by any party hereto, and without being necessary to obtain a court or governmental resolution, upon termination of the PAL SHA.
4.6	Termination of the License Agreement. This Agreement shall automatically terminate without requirement of notice by any party hereto, and without being necessary to obtain a court or governmental resolution, upon termination of the License Agreement in respect of the Trademarks between the Proprietor and the Licensor.

Article 5 — CONSEQUENCE OF TERMINATION
5.1	Upon termination of this Agreement:
(a)	all rights of Beijing Vizeum under this Agreement to use the Trademarks shall cease forthwith;

(b)	Beijing Vizeum shall forthwith remove all material (printed or digital) bearing the Trademarks or any other representations of the Trademarks already applied to any of the Services which are in the possession, power and control of Beijing Vizeum and prior to the marketing of such Services;

(c)	Beijing Vizeum shall forthwith destroy all other unused material bearing the Trademarks;

(d)	Beijing Vizeum shall as soon as reasonably practicable cause all entries and published materials, such as telephone, street or other directories to be removed and/or changed so as to eliminate any reference to the Trademarks;

(e)	Beijing Vizeum shall cease to use all signs, bags, furniture, fixtures, equipment advertising materials, stationery, forms and any other articles which display the Trademarks;

(f)	Beijing Vizeum shall discontinue, without the need of further notice or demand, the use of the Trademarks either in whole or in part, or any abbreviation thereof, in any language, script or alphabet in relation to or in connection with the activities of Beijing Vizeum or of its business or trade for any purpose whatsoever or trade name or trading style and shall not use therein or employ any other word, name, expression, or device closely similar in sound, appearance or meaning to the Trademarks.
5.2	It is understood and agreed that except for the license to use the Trademarks only as specifically provided for in this Agreement, Beijing Vizeum shall have no right, title or interest in or to the Trademarks. Upon and after the termination of this Agreement for any reason whatsoever, all rights granted to Beijing Vizeum hereunder together with any interest in and to the Trademarks which Beijing Vizeum may have acquired, shall cease forthwith without the requirement of any further act or instrument. In addition, Beijing Vizeum will execute such documents and instruments requested by Licensor which are necessary to accomplish or confirm the foregoing.
5.3	Beijing Vizeum acknowledges that there would be no adequate remedy at law for its failure to cease to use all of the Trademarks immediately upon termination or expiration of the licenses. Accordingly, Beijing Vizeum agrees that in the event of such failure, Licensor shall be entitled to equitable relief by way of temporary and permanent injunction and such other and further relief as any court of competent jurisdiction may deem just and fair.

Article 6 — GENERAL PROVISIONS
6.1	Submission to Jurisdiction and Applicable Laws: Any disputes arising from, or in connection with this Agreement shall be finally resolved in accordance with the applicable laws and competent courts sitting in the Hong Kong Special Administration Region of the People’s Republic of China, the parties hereto waiving therefore to any other jurisdiction available to them due to their respective present or future domiciles, or to any other reason; provided, however, that such submission shall not preclude the Proprietor or the Licensor from seeking or obtaining any other urgent or interim relief from the competent authorities of the Territory, and if any such party deems convenient, to submit the decision of such conflict to such authorities. Beijing Vizeum represents that there are no laws applicable in the Territory that oppose to the voluntary or judicial performance or settlement of this Agreement.
6.2	Entire Agreement; Modification in Writing. The terms and conditions herein contained constitute the entire agreement between the parties hereto concerning the subject matter hereof, and shall supersede all previous communications, either oral or written, between the parties hereto, and no agreement or understanding varying or extending this Agreement shall be binding upon any party hereto unless in writing, signed by a duly authorised officer or representative of each party hereto.
6.3	No Waiver. No failure or delay of any party in exercising of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any party of any right hereunder shall preclude any other or further exercise thereof or the exercise of any other right.
6.4	Headings. The headings used in this Agreement are for ease of reference only, and in no event shall the substance of any paragraph or the intent of the parties be interpreted or controlled by such heading.
6.5	Governing law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the Hong Kong Special Administration Region of the People’s Republic of China.
6.6	Assignment. This Agreement, either in whole or in part, or any of the rights and obligations hereunder shall not be transferable or assignable, directly or indirectly, by the parties except as provided below. The parties shall not assign this Agreement without a prior written consent of the other and any attempted assignment, transfer or sub-license without such authorisation shall be null and void. Notwithstanding any of the foregoing, Licensor shall be authorised to assign any of its rights and obligations hereunder to any of its Affiliate (“Permitted Assignee”); provided, that each Permitted Assignee shall continue to be subject to the terms hereof.
6.7	Notices and Communications.
(a)	Any notice provided for in this Agreement shall be in writing and shall be first transmitted by facsimile of e-mail transmission, and then confirmed by postage,

prepaid registered airmail or by an internationally recognized courier service in the manner as elected by the Party giving such notice.

In the case of notices or communications to Beijing Vizeum:
Vizeum Shanghai 5/F Huai Hai Plaza 1045 Huaihai Zhong Road Shanghai 200031, China

Attention: Finance Director Fax: (8621) 2412 1818

In the case of notices or communications to the Licensor:

Posterscope (Hong Kong) Limited 16th Floor, 633 King’s Road, North Point, Hong Kong

Attention: Finance Director Fax number: +852 2805 0308

In the case of notices or communications to the Proprietor:

Aegis Trademarks BV Piet Heinkade 55, NL-1019 Amsterdam, Netherlands Attention: Chief Financial Officer Fax number: +31 0 20 519 1719 with a copy by fax to Mr. Simon Zinger, General Counsel, Aegis Media

Fax number: +44 (0) 20 7550 3322

(b)	All notices shall be deemed to have been validly given on (i) the business date immediately after the date of transmission with confirmed answer back if transmitted by facsimile or e-mail transmission and confirmed by regular mail, or (ii) the expiry of seven (7) days after the date of transmission of cable, or (iii) the expiry of seven (7) days after posting if transmitted by registered airmail or (iv) the business date of receipt, if transmitted by courier.

(c)	Either party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other, not less than ten (10) days prior written notice.
6.8	Relationship of the Parties. Unless otherwise expressly provided in this Agreement, no party hereto shall be deemed the partner, associate, legal representative, attorney-in-fact or agent of any other for any purpose whatsoever, and has a right or authority to assume or create, in writing or otherwise, any obligation of any kind or nature, expressed or implied, in the name of, or on behalf of any other party hereto.

6.9	Partial Invalidity. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision.

6.10	Cumulative rights. All remedies of either party under this Agreement whether provided herein or conferred by statute, civil law, common law, custom, trade or usage are cumulative and not alternative and may be enforced successively or concurrently.

6.11	Authorised Representative. For the purposes of this Agreement, the Proprietor may be represented by Licensor. Accordingly, the Proprietor hereby authorises Licensor and further authorises Licensor to nominate its Managing Director or other representatives, to represent the Proprietor and take any decision, which may be required to be taken, do all acts, serve all notice(s) or execute all documents, which are or may be required by the Proprietor for the proper and effective fulfilment of the rights and obligations under this Agreement. Any action taken or document executed by Licensor in respect of the subject matter of this Agreement shall be deemed to be acts done or documents executed by the Proprietor and shall be binding on the Proprietor.

6.12	Further Undertakings. Upon termination of this Agreement pursuant to Section 4.6 hereof, the Proprietor shall, to the extent permitted by applicable laws and regulations, use commercially reasonable endeavours to procure that Beijing Vizeum shall be entitled to continue to exercise and enjoy Beijing Vizeum’s rights to use the Trademarks under such terms and conditions substantially the same as those set forth herein.
[Signature page follows]

IN WITNESS WHEREOF, the Licensor, the Proprietor and Beijing Vizeum have executed this Agreement in triplicate as of the date first dated above.
THE PROPRIETOR:
Aegis Trademarks BV
By:  /s/ Simon Zinger

Name: Simon Zinger
THE LICENSOR:
Posterscope Advertising Limited
By:  /s/ Patrick Stahle

Name: Patrick Stahle
Title: Chief Executive Officer
BEIJING VIZEUM:
By:  /s/ Yiping Sung

Name: Yiping Sung
SIGNATURE PAGE TO THE LICENSE AGREEMENT

EXHIBIT 1
The Vizeum mark was registered in China in Classes 35, 36, 38 and 41 (registration date 16 April 2003 under number 803142)
EXHIBIT 2
The Trademarks shall be used as follows for the letter head and in accordance with the corporate guidelines as prescribed and amended from time to time by Licensor.
EXHIBIT 6

EXHIBIT 7
FORM OF THE DEED OF NON-COMPETITION
EXHIBIT 7

DATED 20 January 2010
DANG HE
IN FAVOUR OF
POSTERSCOPE (HONG KONG) LIMITED
AND
POSTERSCOPE ADVERTISING LIMITED

DEED OF NON-COMPETITION

EXHIBIT 7

DEED OF NON-COMPETITION
THIS DEED OF NON-COMPETITION is made on the 20th day of January, 2010
GIVEN BY:
(1)	MR. DANG HE (“Mr. Dang”), a PRC citizen with PRC passport number G38016389.
IN FAVOUR OF:
(2)	POSTERSCOPE ADVERTISING LIMITED (“PAL”), a company incorporated under the laws of Hong Kong with its registered office as at the date hereof at 16th Floor, 633 King’s Road, North Point, Hong Kong; and
(3)	POSTERSCOPE (HONG KONG) LIMITED (the “Company”), a company incorporated under the laws of Hong Kong with its registered office as at the date hereof at 16th Floor, 633 King’s Road, North Point, Hong Kong.
RECITALS
(A)	Media Port Holdings Limited, a company incorporated under the laws of the British Virgin Islands with its registered office as at the date hereof at P.O. Box 957, Offshore Incorporations Centre, Road Town Tortola, British Virgin Islands (“Media Port”), Charm Communications Inc. (“Charm”), Aegis Media Pacific Ltd. (“Aegis Media”) and PAL have entered into a joint venture agreement dated as of 20 January 2010 (the “Joint Venture Agreement”) pursuant to which Media Port and PAL agreed to form a joint venture owned as to sixty per cent (60%) by Media Port and forty per cent (40%) by PAL. Pursuant to the Joint Venture Agreement, Media Port shall own 600 ordinary shares of the Company, representing 60% of the total issued share capital of the Company and PAL shall own 400 ordinary shares of the Company, representing 40% of the total issued share capital of the Company.
(B)	Pursuant to the Joint Venture Agreement, Media Port, PAL, the Company and Charm Communications Inc. (“Charm”) entered into a Shareholders Agreement dated as of 20 January 2010 (the “Shareholders Agreement”) which sets forth their mutual agreement regarding corporate governance of the Company and their obligations in respect of the Company
(C)	It is a condition to Closing (as defined in the Joint Venture Agreement) for Mr. Dang to execute and deliver this Deed of Non-Competition.
NOW THIS DEED WITNESSES AND IT IS AGREED as follows:
1.	INTERPRETATION
In this Deed (including the Recitals) the following words and expressions shall (except where context otherwise requires) have the following meanings:

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“Aegis Group”	means the group of companies comprising the Aegis Group plc and its subsidiaries. The expression “member of the Aegis Group” shall be construed accordingly.

“Affiliate”	in respect of any specified person or entity, means a person that directly or indirectly Controls, is Controlled by or is under common Control with such specified person or entity.

“Beijing Vizeum”	means (Beijing Vizeum Advertising Co. Ltd.), a wholly owned foreign investment enterprise established under the laws of the PRC.

“Charm Group”	means the group of companies comprising Charm, its subsidiaries and the Domestic Companies (as defined in the Charm Share Subscription Agreement). The expression “member of the Charm Group” shall be construed accordingly.

“Charm Share Subscription Agreement”	means the share subscription agreement dated as of 20 January 2010 made between Aegis Media Pacific Ltd., Merry Circle Trading Limited, Charm and Mr. Dang in respect of the shares of Charm.

“Competing Business”	has the meaning set forth in Clause 2.1.1.

“Control”	means, in relation to any person at any time, the power (whether directly or indirectly and whether by ownership of share capital, possession of voting power, contract or otherwise) to appoint the majority of the members of the governing body or management, or otherwise to control the affairs and policies of that other person.

“Group”	means the Company and its subsidiaries from time to time including (Beijing Vizeum Advertising Co. Ltd.). The expression “Group Company” shall mean any member of the Group.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China.

“ICC Rules”	has the meaning set forth in Clause 4.2.1.

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“Macau”	means the Macau Special Administrative Region of the People’s Republic of China.

“PRC”	means for the purpose of this Deed, the People’s Republic of China excluding Hong Kong and Macau.

“Reference Date”	means the last date on which any of Mr. Dang, Media Port or any of his or its Affiliates ceases to hold any Shares.

“Restricted Services”	has the meaning set forth in Clause 2.1.2

“Shares”	means ordinary share of HK$1.00 each in the capital of the Company with all rights attaching thereto and any and all other shares in the capital of the Company and any direct or indirect interest in or rights to them including beneficial interest and whether or not vested.
In this Deed, save where the context otherwise requires:
words in the singular shall include the plural, and vice versa;
the masculine gender shall include the feminine and neutral and vice versa;
a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person’s executors or administrators;

a reference to a clause and sub-clause shall be a reference to a clause and sub-clause (as the case may be) of this Deed;
if a period of time is specified and commences from a given day or the day of an act or event, it shall be calculated inclusive of that day;
references to any legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates in that jurisdiction to the Hong Kong legal term;
references to writing shall include any modes of reproducing words in a legible and non-transitory form;
the headings in this Deed are for convenience only and shall not affect the interpretation of any provision of this Deed;
references to this Deed include this Deed as amended or supplemented in accordance with its terms.
to the extent that it can be qualified, any matter involving more than Five Hundred Thousand Hong Kong Dollars (HK$500,000) shall be deemed to be “material” when such expression is used in this Deed.

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The designations adopted in the recitals and introductory statements preceding this clause apply throughout this Deed.
2.	PROTECTION OF INTERESTS
In this clause:
“Competing Business” means the business of media planning and buying on behalf of advertisers or their advertising agents in the PRC, excluding out-of-home advertising, digital marketing and advertising services and below the line marketing and advertising services;
“Restricted Services” means services of the same type as or similar to or performing the same or similar functions of any service described under the Competing Business; and
references to acting directly or indirectly include (without prejudice to the generality of that expression) references to acting alone or jointly with or by means of any other person.
Mr. Dang acknowledges that he receives personal benefit from the closing of the transactions contemplated in the Joint Venture Agreement and the Shareholders Agreement and hereby covenants with PAL and the Company that:
during the period which Mr. Dang, Media Port or his or its Affiliates directly or indirectly holds any Share and during the period of two (2) years after the Reference Date:
(a)	Mr. Dang and his Affiliates (excluding the member of the Charm Group for the purpose of this Clause 2.2.1(a) only) shall not in the PRC either on their own account or in conjunction with or on behalf of any person, firm or company, directly or indirectly whether as a shareholder, director, partner, agent or otherwise carry on or be engaged or interested in a Competing Business or Restricted Services save that they may hold (A) investment up to two percent (2%) of any class of securities of any publicly traded company and (B) interests in Charm and its Affiliates; and

(b)	Mr. Dang and his Affiliates shall not in the PRC directly or indirectly solicit, canvass or approach or endeavor to solicit, canvass or approach any person, firm or company:
(i)	who was provided with services by any Group Company at any time during the previous six (6) months period; or

(ii)	who was negotiating with any Group Company for the provision of services at any time during the previous six (6) months period, with a view of offering to such person, firm or company any Restricted Service in the PRC.

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(c)	Mr. Dang and his Affiliates shall not in the PRC directly or indirectly solicit or entice away or endeavor to solicit or entice away from any Group Company any person under employment by any Group Company in any capacity whether or not such person would commit a breach of contract by reason of leaving such employment;
during the period which Mr. Dang, Media Port or his or its Affiliates directly or indirectly holds any Share, Mr. Dang and his Affiliates (except as a member of the Charm Group for the purpose of this Clause 2.2.2 only) shall not in the PRC either on his own account or in conjunction with or on behalf of any person, firm or company, directly or indirectly whether as a shareholder, director, partner, agent or otherwise carry on or be engaged or interested in any business which competes with the business carried on by any member of the Aegis Group in the PRC at the date hereof or in any service of the same type or similar to or performs the same or similar functions of any service provided by any member of the Aegis Group in PRC at the date hereof save that he may hold for investment up to two percent (2%) of any class of securities of any publicly traded company;
Each of the restrictions set out in Clause 2.2 above are separate and severable and in the event of any such restriction being determined as unenforceable in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.
The parties agree that having regard to all the circumstances the restrictive covenants herein contained are reasonable and necessary for the protection of the relevant parties and further agree that having regard to those circumstances the said covenants do not work harshly upon the relevant party. However, it is recognized that restrictions of the nature in question may fail for technical reasons currently unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the relevant party but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.
3.	TERM
Term
The term of this Deed shall commence on the date hereof and shall continue until termination of the Shareholders Agreement.
Antecedent Breach
Termination of this Deed (or such termination with respect to any party hereto) shall not affect any obligations and liabilities of any party in respect of any antecedent breach.

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4.	GOVERNING LAW AND ARBITRATION
Governing Law
This Deed, and the rights and obligations arising hereunder, shall be governed by, and construed in accordance with, the laws of Hong Kong.
Arbitration
Any and all disputes arising out of or in connection with the negotiation, execution, interpretation, performance or non-performance of this Deed shall be solely and finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by a single arbitrator appointed in accordance with the ICC Rules. The Parties agree that the award of the arbitrator shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented to the arbitrator, irrespective of the magnitude thereof.
All arbitration proceedings shall be conducted in the English language pursuant to the ICC Rules. The arbitration shall take place in Hong Kong or such other place as the parties may mutually agree in writing. The parties hereto agree to facilitate the arbitration by (i) making available to each other and to the arbitrator all documents, books, records and personnel under his control as the arbitrator shall determine to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive, contiguous days; and (iii) observing strictly the time periods established by the ICC Rules or by the arbitrator for the submission of evidence and briefs.
Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereby waive to the fullest extent permitted by law any rights to appeal or to review such award by any court or tribunal. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment on the arbitration award may be entered in any court having jurisdiction over the parties or their assets.
Notwithstanding anything herein contained, each party shall be entitled to seek injunction relief, if possible, from any court of competent jurisdiction to protect its rights under this Deed pending the constitution of the arbitral tribunal pursuant to this Clause 4.
5.	CONFIDENTIALITY
Strict confidentiality
All proprietary or non-public information provided by any party to this Deed to any other party shall be maintained strictly confidential by the receiving party for a period of two years from the date of termination of this Deed.
Public domain, etc.
Notwithstanding the foregoing, the receiving party shall be relieved of the confidentiality

8

obligations of this Clause 5 if:
the information is or becomes generally available to the public through no fault of the receiving party; or
the information was previously known to the receiving party or is acquired in good faith by the receiving party from a third party not under an obligation of confidence with respect to such information; or
the information is required to be disclosed by law, the rules of any stock exchange or disclosure to each party’s legal or financial advisers for the purpose of enforcing its rights or performing its obligations hereunder.
6.	FORCE MAJEURE
No party shall be liable for failure or delay in the performance of any of its obligations under this Deed for the time and to the extent such failure or delay is caused by riots, civil unrest, wars, natural disasters, fires, governmental laws or orders, actions by the government or any agency thereof, terrorist actions, or other contingencies beyond the reasonable control of the performing party.
7.	MISCELLANEOUS
Failure or delay at any time on the part of a party to exercise any right, power or privilege under any provision of this Deed shall not be construed as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any future exercise thereof.
If any term or provision of this Deed is hereafter determined to be illegal or invalid by any court of competent jurisdiction, the remainder of this Deed shall not be affected thereby and shall continue in force notwithstanding such illegal provision or provisions. Any illegal or invalid provision of this Deed shall be replaced by a provision which is valid and legal and most nearly gives effect to the original intent of the illegal or invalid provision.
This Deed represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.
Mr. Dang shall indemnify, defend and hold harmless PAL, the Company and their respective Affiliates and each of them, from and against any and all the losses, shortages, damages, deficiencies, costs, liabilities, expenses, (including but not limited to, interest, penalties and reasonable attorneys’, accountants’ and other professional fees and disbursements) and assessments, claims, demands and actions (including those arising from third party) sustained, suffered or incurred by PAL, the Company or any of their Affiliates directly or indirectly arising from or in connection with any breach of any representation and warranty, undertaking, commitment, obligation, indemnity or covenant of Mr. Dang contained in this Deed or in any certificate or other writing delivered in connection herewith or any facts or circumstances constituting such breach.

9

PAL may at any time, without the consent of the other parties hereto, assign any of its rights or obligations under this Deed to any Affiliate of PAL to which any Share is Transferred pursuant to the Joint Venture Agreement.
Mr. Dang may not assign any of his rights or obligations under this Deed to any other person without the prior written consent of PAL and the Company.
The parties shall pay their own costs in connection with the preparation, negotiation and execution of this Deed.
This Deed may be executed in any number of counterparts and by the parties on separate counterparts, each of which when so executed shall be an original, but all of the counterparts shall together constitute one and the same deed; provided always that this Deed shall not become valid and binding unless and until executed by the parties.
8.	NOTICES
A notice, approval, consent or other communication in connection with this Deed:
must be in writing; and
must be left at the address of the addressee, or sent by prepaid registered post (airmail if posted to or from a place outside Hong Kong) to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number in Hong Kong then to that address or facsimile number.
The address and facsimile number of each party is:

Mr. Dang

26th Floor, Oriental Media Center 4 Guanghua Road, Chaoyang District Beijing 100026 People’s Republic of China Fax No.: (86) 10 6583 0100

with a courtesy copy to:

DLA Piper UK LLP Beijing Representative Office 20th Floor South Tower Beijing Kerry Center 1 Guanghua Road, Chaoyang District Beijing 100020

Attention: Mr. Steven Liu Fax No.: (86) 10 6561 5158

10

PAL

Address	:	16th Floor, 633 King’s Road, North Point, Hong Kong
Facsimile	:	+852 2805 0308
Attn	:	Finance Director

With a copy to:

Address	:	152 Beach Road, #36-05 Gateway East, Singapore 18972115
Facsimile	:	(65) 6396 5945
Attn	:	Chief Financial Officer, Asia Pacific, Aegis Media

and

Address	:	Parker Tower, 43-49 Parker Street
London, WC2B 5PS, England
Facsimile	:	44(0)20 7550 3322
Attn	:	General Counsel, Aegis Media

Company

Address	:	16th Floor, 633 King’s Road, North Point, Hong Kong
Facsimile	:	(852) 2805 0308
Attn	:	Finance Director

With a copy to	:

Address	:	152 Beach Road, #36-05 Gateway East, Singapore 18972115
Facsimile	:	(65) 6396 5945
Attn	:	Chief Financial Officer, Asia Pacific, Aegis Media

and

Address	:	Parker Tower, 43-49 Parker Street, London, WC2B
5PS, England
Facsimile	:	44(0)20 7550 3322
Attn		General Counsel, Aegis Media
A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with Clause 8.3) unless a later time is specified in it.
A            letter or facsimile is deemed to be received:

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in the case of a posted letter, unless actually received earlier, on the third (seventh, if posted to or from a place outside Hong Kong) day after posting; and
in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

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IN WITNESS WHEREOF the parties hereto have executed this Deed under seal in the places and on the date hereinafter written.

SIGNED, SEALED and DELIVERED by	)
MR. DANG HE	)
in the presence of:	)

SIGNED by	)
on behalf of	)
POSTERSCOPE ADVERTISING LIMITED	)
in the presence of:	)

SIGNED by	)
on behalf of	)
POSTERSCOPE (HONG KONG) LIMITED	)
in the presence of:	)
EXHIBIT 7